UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14
(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Summit Materials, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 17, 2017

              The 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Summit Materials, Inc. ("Summit Materials" or the "Company") will be held at 8:00 a.m., Mountain Time, on Wednesday, May 17, 2017, at the Company's offices located at 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202 for the following purposes:

           1.  To elect the three nominees for director named in the attached Proxy Statement to serve until the 2020 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

           2.  To ratify the appointment of KPMG LLP ("KPMG") as our independent auditors for our fiscal year ending December 30, 2017;

           3.  To approve, on a nonbinding advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in the Proxy Statement; and

           4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

              Our Board of Directors recommends you vote (i) "FOR" the election of each of the nominees to the Board; (ii) "FOR" the ratification of the appointment of KPMG as our independent auditors; and (iii) "FOR" the approval, on a nonbinding advisory basis, of the compensation of our NEOs, as disclosed in the Proxy Statement.

              The Board of Directors has fixed March 21, 2017 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Anne Lee Benedict Executive Vice President, Chief Legal Officer and Secretary

Denver, Colorado
March 30, 2017

PROXY SUMMARY

              The following description is a summary that highlights certain information in the Proxy Statement. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

ANNUAL MEETING

DATE:  May 17, 2017
 TIME:  8:00 a.m., Mountain Time
 LOCATION:  The Company's offices located at 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202

BUSINESS HIGHLIGHTS

Highlights of our 2016 business achievements included the following:

•
Full-year net income increased 32.7% to $36.8 million
•
Full-year adjusted net income* increased 31.5% to $98.3 million
•
Full-year operating income increased 14.4% to $154.0 million
•
Full-year adjusted EBITDA* increased 29.2% to $371.3 million

*
For a reconciliation of these Non-GAAP measures to GAAP measures, see "Reconciliation of Non-GAAP Measures to GAAP Measures" on Annex A.

For a more detailed discussion on our financial performance, see our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Annual Report"), available at www.proxyvote.com.

STOCKHOLDER ACTIONS

ELECTION OF DIRECTORS (Item 1)

You will find important information about the qualifications of each of our director nominees beginning on page 9. Our Board of Directors ("Board") recommends that you vote "FOR" each of the following director nominees.

Name	Principal Occupation

Ted A. Gardner	Managing Partner of Silverhawk Capital Partners
John R. Murphy	Former Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation
Steven H. Wunning	Former Group President and Executive Office Member of Caterpillar Inc.

RATIFICATION OF THE APPOINTMENT OF KPMG (Item 2)

We are seeking ratification of the appointment of KPMG to serve as our independent auditors for 2017 as set forth in Item 2 on page 19. Our Board recommends that you vote "FOR" the ratification.

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs (Item 3)

Our stockholders have the opportunity to cast a non-binding advisory vote on the compensation of our NEOs, as set forth in Item 3 on page 25. Last year, stockholders representing approximately 97.26% of the votes cast approved our executive compensation program for our NEOs. In evaluating this "say on pay" proposal, we recommend you review our Compensation Discussion and Analysis beginning on page 28, which explains how and why our Compensation Committee arrived at the compensation actions and decisions for 2016. Our Board recommends that you vote "FOR" the approval, on a non-binding advisory basis, of the compensation of our NEOs.

SUMMIT MATERIALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 17, 2017

GENERAL INFORMATION

              The enclosed proxy is solicited by the Board of Directors (the "Board") of Summit Materials, Inc. ("Summit Materials" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m., Mountain Time, on Wednesday, May 17, 2017, at the Company's principal offices, located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202, and at any adjournment or postponement thereof. This Proxy Statement is first being made available to our stockholders on or about March 30, 2017.

Outstanding Securities and Quorum

              Only holders of record of our Class A Common Stock and Class B Common Stock (each such designation having par value $0.01 per share) at the close of business on March 21, 2017, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 106,371,707 shares of Class A Common Stock outstanding and entitled to vote and 100 shares of Class B Common Stock outstanding and entitled to vote. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders are entitled to vote generally (except as may be required by law).

              Each share of Class A Common Stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. All of the shares of our outstanding Class B Common Stock are currently held by our pre-initial public offering ("IPO") investors, including certain members of management or their family trusts that directly hold limited partnership interests (the "LP Units"). A holder of Class B Common Stock is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of LP Units held by such holder. As of the record date, the total number of LP Units to which the voting power of the Class B Common Stock relates was 4,546,845.

              A majority of the voting power of Class A Common Stock and Class B Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

              We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Annual Report"), and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you elect to receive our future proxy materials electronically, you will receive access to those materials via e-mail unless and until you elect otherwise.

Proxy Voting

              Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board's recommendations as follows: "FOR" the election of each of the nominees to the Board named herein; "FOR" the ratification of the appointment of our independent auditors; and "FOR" the approval, on a nonbinding advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

              The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Broadridge Financial Solutions, Inc. ("Broadridge"), our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG as our independent auditors for the fiscal year ending December 30, 2017, but cannot vote your shares on any other matters being considered at the Annual Meeting.

Voting Standard

              With respect to the election of directors (Item 1), a nominee for director shall be elected to the Board by a plurality of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the director nominees with the greatest number of votes cast "FOR", even if less than a majority, will be elected. You may vote "FOR" or "WITHHOLD" with respect to each nominee. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Under current New York Stock Exchange ("NYSE") interpretations that govern broker non-votes, Items 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Item 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

              For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the voting power of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to the ratification of the appointment of KPMG as our independent auditors for the fiscal year ending December 30, 2017 (Item 2) and the nonbinding advisory vote on the compensation of our NEOs (Item 3), you may vote "FOR", "AGAINST", or "ABSTAIN". For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote "against" the matter, and broker non-votes, if any, will have no effect on the outcome of these matters.

              Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET Shares Held of Record: www.proxyvote.com Shares Held in Street Name: www.proxyvote.com 24 hours a day / 7 days a week	VOTE BY TELEPHONE Shares Held of Record: 800-690-6903 Shares Held in Street Name: See Voting Instruction Form 24 hours a day / 7 days a week
INSTRUCTIONS:	INSTRUCTIONS:

• Read this Proxy Statement.	• Read this Proxy Statement.
• Go to the website listed above.	• Call the applicable number noted above.
• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.	• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

                   VOTE BY MAIL. If you have received paper copies of our proxy materials, you may also vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

              We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that, after you register, access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Voting and Attendance at the Annual Meeting

              If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own common stock in street name, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting you must obtain a "legal proxy" from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below. Only stockholders as of the record date (March 21, 2017) are entitled to attend the Annual Meeting in person. If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver's license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement or other similar evidence showing stock ownership as of the record date. If you are a representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that you are the entity's authorized representative or proxyholder and, if the entity is a street name owner, proof of the entity's beneficial stock ownership as of the record date.

              If you are not a stockholder, you will be entitled to admission only if you have a valid legal proxy from a record holder and a government-issued photo identification. Each stockholder may appoint only one proxyholder or representative to attend on his or her behalf.

              You can find directions to the Annual Meeting at http://investors.summit-materials.com. Cameras, recording devices and other electronic devices are prohibited at the Annual Meeting.

Revocation

              If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Summit Materials, Inc.
Annual Meeting of Stockholders to be Held on Wednesday, May 17, 2017

This Notice, our Proxy Statement, and our combined Annual Report and Annual Report on
Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com

ITEM 1—ELECTION OF DIRECTORS

              Our Board currently has eight seats, divided into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors.

  •
  Our Class I directors are Thomas W. Hill, Joseph S. Cantie and Neil P. Simpkins, and their terms will expire at the 2019 Annual Meeting.

  •
  Our Class II directors are Ted A. Gardner, John R. Murphy and Steven H. Wunning, and their terms will expire at this Annual Meeting.

  •
  Our Class III directors are Howard L. Lance and Anne K. Wade, and their terms will expire at the 2018 Annual Meeting.

              The Board proposes that Messrs. Gardner, Murphy and Wunning be reelected to Class II for new terms of three years each. Each nominee for director will, if elected, continue in office until the 2020 Annual Meeting and until the director's successor has been duly elected and qualified, or until the earlier of the director's death, resignation or removal. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be cast against any of the nominees. Under Securities and Exchange Commission ("SEC") rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

              Each nominee has consented to be named as a nominee in this Proxy Statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE.

Biographical and Related Information of Director Nominees and Continuing Directors

              The principal occupations and certain other information about our director nominees and our continuing directors (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. The age shown below for each director is as of May 17, 2017, which is the date of the Annual Meeting.

Nominees for Director Whose Terms Would Expire at the 2020 Annual Meeting

              The Board has nominated three directors to be elected at the Annual Meeting to serve for three-year terms ending with the 2020 Annual Meeting of Stockholders and until a successor is duly elected and qualified, or until the earlier of his death, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

              Ted A. Gardner, 59, was elected as a director in August 2009. He is a Managing Partner of Silverhawk Capital Partners (together with its affiliates, "Silverhawk"). Prior to co-founding Silverhawk in

2005, Mr. Gardner was a Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners) from 1989 until 2002. He was a director and Chairman of the Compensation Committee of Kinder Morgan, Inc. from 1999 to 2007, a director and the Chairman of the Audit Committee of Encore Acquisition Company from 2001 to 2010, a director of Kinder Morgan Energy Partners from 2011 to 2014 and a director and Chairman of the Audit Committee of Athlon Energy, Inc. from 2013 to 2014. He is currently a director of Kinder Morgan, Inc., Incline Niobrara Partners, LP and Spartan Energy Partners. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

              In nominating Mr. Gardner for reelection as a director, the Board considered Mr. Gardner's extensive business and leadership experience, including 27 years of private equity experience with growth companies, and overall investment background.

              John R. Murphy, 66, was elected as a director and Chairman of the Audit Committee in February 2012. Since March 2015, he also has served as a member of the Nominating and Corporate Governance Committee. Mr. Murphy served as Summit Materials' Interim Chief Financial Officer from January 2013 to May 2013 and from July 2013 to October 2013. He was Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation from 2009 to 2010 and served in various senior management roles from 1998 to 2008, including Chief Financial Officer and President and Chief Operating Officer and as President and Chief Executive Officer of Accuride Corporation. Accuride Corporation filed for Chapter 11 bankruptcy protection in October 2009 and emerged in 2010. Since 2003, Mr. Murphy has served on the Board, the Governance Committee and as Chairman of the Audit Committee of O'Reilly Automotive, Inc. He has also served as a director and Audit Committee Chairman of DJO Global Inc. since January 2012. Mr. Murphy was elected as a director and Audit Committee member of Graham Packaging in February 2011. Graham Packaging was subsequently sold in September 2011. Mr. Murphy has a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from the University of Colorado and is a Certified Public Accountant.

              In nominating Mr. Murphy for reelection as a director, the Board considered Mr. Murphy's extensive financial knowledge, including from his service as Chief Financial Officer of Smurfit-Stone Container Corporation and Accuride Corporation.

              Steven H. Wunning, 66, was appointed by the Board as a director in August 2016, at which time he was also appointed to the Compensation Committee. He served as Group President and Executive Office Member for Caterpillar Inc. ("Caterpillar") from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions of increasing responsibility with Caterpillar, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is also a director of The Sherwin Williams Company, Kennametal Inc., Black & Veatch Holding Company and Neovia Logistics Services, LLC. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology. He obtained his Bachelor of Sciences degree in Metallurgical Engineering from Missouri University of Science and Technology and an executive Masters of Business Administration from the University of Illinois.

              In nominating Mr. Wunning for election as a director, the Board considered Mr. Wunning's expansive operating and board experience across the industrial and building products industries, including his more than 40 years at Caterpillar Inc.

Directors Whose Terms Expire at the 2018 Annual Meeting

              Howard L. Lance, 61, began to serve on the Board in October 2012 and was formally elected as a director and Chairman in February 2013. He has served as President and Chief Executive Officer of MacDonald, Dettwiler and Associates Ltd. ("MDA"), a global communications and information company, since May 2016. Mr. Lance also sits on MDA's board of directors. Prior to joining MDA, Mr. Lance was an Executive Advisor to Blackstone and as part of his duties as such, he served on the boards of certain Blackstone portfolio companies. He is also a director of Change Healthcare, Inc. He was Chairman of the Board of Directors, President and Chief Executive Officer of Harris Corporation from 2003 to 2011. Before joining Harris Corporation, Mr. Lance was president of NCR Corporation and Chief Operating Officer of its Retail and Financial Group. Previously, he spent 17 years with Emerson Electric Co., where he held senior management positions including Executive Vice President of its Electronics and Telecommunications segment, Chief Executive Officer and director of its Astec electronics subsidiary in Hong Kong, Group Vice President of its Climate Technologies segment and President of its Copeland Refrigeration division. Mr. Lance has a Bachelor of Science degree in Industrial Engineering from Bradley University and a Master of Science degree in Management from the Krannert School of Management at Purdue University.

              Mr. Lance brings to the Board significant management and operational experience from his service in various senior management roles, including as President and Chief Executive Officer of MDA, Harris Corporation and President of NCR Corporation.

              Anne K. Wade, 45, was appointed by the Board as a director in January 2016, at which time she was also appointed to the Audit Committee. From 1995 to 2012, Ms. Wade served as Senior Vice President and Director of Capital International, a part of the Capital Group Companies, the Los Angeles based investment management firm. Ms. Wade is currently a partner at Leaders' Quest, an organization focused on culture, values, and driving social and financial impact in major corporations. In that capacity she is the co-Director of BankingFutures in the United Kingdom. Ms. Wade also currently serves on the Board of Directors of the John Laing Group plc, where she chairs the Remuneration Committee, on the Board of Directors of Big Society Capital Ltd in London, and of the Heron Foundation in New York City. She previously served on the Board of Directors of Holcim Ltd from 2013 to 2015, and was a member of its Governance and Strategy Committee. Ms. Wade has a Bachelor of Arts degree, Magna cum Laude, from Harvard University and a Master of Science from the London School of Economics.

              Ms. Wade brings to the Board significant financial and investing experience, primarily in infrastructure sectors including the global building materials and construction industries, including as Senior Vice President and Director of Capital International.

Directors Whose Terms Expire at the 2019 Annual Meeting

              Thomas W. Hill, 61, is the founder of Summit Materials and has been President and Chief Executive Officer since its inception. He has been a member of the Board of Directors since August 2009. From 2006 to 2008, he was the Chief Executive Officer of Oldcastle, Inc. ("Oldcastle"), the North American arm of CRH plc, one of the world's leading construction materials companies. Mr. Hill served on the CRH plc Board of Directors from 2002 to 2008 and, from 1992 to 2006, ran the Materials division of Oldcastle. Mr. Hill served as Chairman of the American Road and Transportation Builders Association ("ARTBA") from 2002 to 2004, during congressional consideration of the multi-year transportation bill "SAFETEA-LU." Mr. Hill has been Treasurer of both the National Asphalt Pavement Association and the National Stone Association, and he remains active with ARTBA's Executive Committee. Mr. Hill received a Bachelor of Arts in Economics and History from Duke University and a Masters of Business Administration from Trinity College in Dublin, Ireland.

              Mr. Hill brings to the Board extensive knowledge of our industry and significant experience in leading companies, as well as his ongoing contributions as the Company's CEO.

              Neil P. Simpkins, 51, was elected as a director in August 2009. He is a Senior Managing Director of the Corporate Private Equity Group at Blackstone. Since joining Blackstone in 1998, Mr. Simpkins has led the acquisitions of TRW Automotive, Vanguard Health Systems, Team Health, LLC, Apria Healthcare Group, Summit Materials, Change Healthcare, Inc. and Gates Corporation. Before joining Blackstone, Mr. Simpkins was a Principal at Bain Capital. While at Bain Capital, Mr. Simpkins was involved in the execution of investments in the consumer products, industrial, healthcare and information industries. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as a Director of Apria Healthcare Group, Gates Corporation, Change Healthcare, Inc. and Team Health Inc. Mr. Simpkins graduated with honors from Oxford University and received a Masters of Business Administration from Harvard Business School.

              Mr. Simpkins brings to the Board significant financial and business experience, including as a Senior Managing Director in the Private Equity Group at Blackstone and Principal at Bain Capital.

              Joseph S. Cantie, 53, was appointed by the Board as a director in May 2016, at which time he was also appointed to the Audit Committee. He is the former Executive Vice President and Chief Financial Officer of ZF TRW, a division of ZF Friedrichshafen AG ("ZF"), a global automotive supplier, a position he held from May 2015 until January 2016. He served in similar roles at TRW Automotive Holdings Corp., which was acquired by ZF Industries in May 2015, since 2003. Prior to that time, Mr. Cantie held other executive positions at TRW, which he joined in 1999. From 1996 to 1999, Mr. Cantie served in several executive positions with LucasVarity Plc, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG. He is currently a director for TopBuild Corp. where he serves on the Audit, Compensation and Governance Committees, and for Delphi Automotive PLC where he serves on the Audit and Finance Committees. Mr. Cantie is a certified public accountant and holds a Bachelor of Science degree from the State University of New York at Buffalo.

              Mr. Cantie brings to the Board more than 30 years of financial and operating experience primarily in the industrials sector.

Corporate Governance

Governance Highlights

Independent chairman of the Board
Fully independent committees of the Board
Regular meetings of independent directors
Committee authority to retain independent advisors
Stock ownership guidelines for senior executives and directors
Prohibitions against pledging and hedging of Summit stock by senior executives and directors
Robust code of ethics applicable to all employees and directors

General

              Director Independence Determination.  Under our Corporate Governance Guidelines and the NYSE corporate governance rules for listed companies, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE rules. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

              Our Board has affirmatively determined that each of Messrs. Cantie, Gardner, Lance, Murphy, Simpkins and Wunning and Ms. Wade is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE rules, including with respect to applicable committee membership. Our Board also has determined that each of Messrs. Cantie, Gardner and Murphy and Ms. Wade is "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

              In making its independence determinations, the Board considered and reviewed all information known to it, including information identified through annual directors' questionnaires.

              Board Leadership.  The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. The Board's responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.

              In accordance with our Corporate Governance Guidelines, the Board selects the Company's Chairman and the Company's CEO in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and CEO should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. We believe that the separation of the Chairman of the Board and CEO positions is appropriate corporate governance for us as this time. Accordingly, Mr. Lance serves as the Chairman of the Board while Mr. Hill serves as our CEO. Our Board believes that this structure best encourages the free and open dialogue of differing views and provides for strong checks and balances.

              Executive Sessions and Communications with Directors.  The Board's non-management directors meet at regularly scheduled executive sessions without management present. In addition, the Board's independent directors meet in executive session at least once per year. Mr. Lance presides at executive sessions of non-management directors. The independent directors met in executive session three times in 2016.

              Stockholders and other interested parties may communicate with the Board by writing to the Chief Legal Officer, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Written communications may be addressed to the Chairman of the Board, the chairperson of any of the Audit, Corporate Governance and Nominating, and Compensation Committees, or to the non-management or independent directors as a group. The Chief Legal Officer will forward such communications to the appropriate party.

              Risk Oversight.  The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company's exposure to risk, including the Company's major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Compensation Committee oversees risks relating to the Company's compensation policies and practices. Each committee charged with risk oversight reports to the Board on those matters.

              Corporate Governance Documents.  Please visit our investor relations website at investors.summit-materials.com/govdocs, "Governance Documents," for additional information on our corporate governance, including:

  •
  our Corporate Governance Guidelines;

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  our Code of Business Conduct and Ethics; and

  •
  the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Board Meetings and Committees

              The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2016, there were seven meetings of the Board. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees on which he or she served (during the periods that he or she served) during 2016. In addition, directors are expected to make every effort to attend any meetings of stockholders. All of our directors then-serving attended the 2016 Annual Meeting of Stockholders.

              The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Thomas W. Hill
Howard L. Lance*		X	Chair
Joseph S. Cantie	X
Ted A. Gardner	X	X
John R. Murphy	Chair		X
Neil P. Simpkins		Chair	X
Anne K. Wade	X
Steven H. Wunning		X
Total Meetings in 2016	8	5	4

*
Denotes independent chairman of the Board

              The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee

Our Audit Committee consists of Messrs. Murphy, Cantie and Gardner and Ms. Wade, with
Mr. Murphy serving as chair.

Our Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  assisting the Board in evaluating the qualifications, performance and independence of our independent auditors;

  •
  assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

  •
  assisting the Board in monitoring our compliance with legal and regulatory requirements;

  •
  reviewing the adequacy and effectiveness of our internal control over financial reporting;

  •
  assisting the Board in monitoring the performance of our internal audit function;

  •
  reviewing with management and our independent auditors our annual and quarterly financial statements;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

  •
  preparing the Audit Committee Report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Audit Committee Member Independence; Financial Literacy; Financial Expert

	Independent under NYSE governance standards and Rule 10A-3 of Exchange Act	Financially Literate	Audit Committee Financial Expert
John R. Murphy	✓	✓	✓
Joseph S. Cantie	✓	✓
Ted A. Gardner	✓	✓
Anne K. Wade	✓	✓

Compensation Committee

Our Compensation Committee consists of Messrs. Simpkins, Lance, Gardner and Wunning, with
Mr. Simpkins serving as chair.

Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his/her performance in light of those goals and objectives and determining and approving his/her compensation level based on such evaluation;

  •
  reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

  •
  reviewing and recommending the compensation of our directors;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules; and

  •
  preparing the Compensation Committee Report required by the SEC to be included in our annual proxy statement; and reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Lance, Murphy and Simpkins, with Mr. Lance serving as chair.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  assisting our Board in identifying prospective director nominees and recommending nominees to the Board;

  •
  overseeing the evaluation of the Board and management;

  •
  reviewing and advising the Board on developments in corporate governance practices;

  •
  developing and recommending a set of corporate governance guidelines; and

  •
  recommending members for each committee of our Board.

Director Nominations

              The Nominating and Corporate Governance Committee identifies individuals believed to be qualified as candidates to serve on the Board and selects, or recommends that the Board select, the nominees for all directorships to be filled by the Board or by our stockholders at an annual or special meeting.

              In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, which may include:

  •
  individual qualifications, including strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially; and

  •
  all other factors the Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

              Although the Committee considers diversity of viewpoints, background and experiences, the Company does not have a formal diversity policy. The Committee also may consider the extent to which the candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Committee considers matters relating to the retirement of current directors, as well as the performance of such directors.

              The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders on the same basis as it considers other nominees. Any recommendation submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and the written consent of the candidate to serve as one of our directors, if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. All recommendations for nomination received by the Secretary that satisfy the requirements of our Amended and Restated Bylaws (the "Bylaws") relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Please see the section entitled "Proposals of Stockholders" for information regarding the advance notice provisions applicable to stockholder director nominations set forth in our Bylaws.

Compensation Committee Interlocks and Insider Participation

              During 2016, the members of the Compensation Committee were Messrs. Simpkins, Lance, Gardner and Wunning, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom has ever served as an officer of the Company. During 2016, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board. Mr. Simpkins is an affiliate of Blackstone, which was our largest stockholder until November 16, 2016, when Blackstone completed a secondary offering of shares of our Class A Common Stock, after which it ceased to hold any shares of our Class A Common Stock (including Class A Common Stock delivered in exchange for all LP Units previously held by it). We were parties to certain transactions with Blackstone in 2016 described under "Certain Relationships and Related Person Transactions."

Code of Ethics

              Our Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions and is posted on our website. Our Code of Business Conduct and Ethics is a "code of ethics," as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

ITEM 2—RATIFICATION OF APPOINTMENT OF KPMG LLP

              Under the rules and regulations of the SEC, the NYSE and the Public Company Accounting Oversight Board (the "PCAOB"), the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor's lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, the registered public accounting firm of KPMG to serve as independent auditors for the fiscal year ending December 30, 2017. KPMG has served as our independent auditor since 2012.

              The Board and the Audit Committee believe that the continued retention of KPMG as the Company's independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of KPMG, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2017 fiscal year. In addition, even if stockholders ratify the selection of KPMG as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select KPMG or another registered public accounting firm as our independent auditors.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 2017.

 INDEPENDENT AUDITORS

              Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

              Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

              Prior to engagement of the independent auditor for the next year's audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

  •
  Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

  •
  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

  •
  Tax services include all services, except those services specifically related to the financial statements, performed by the independent auditor's tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

  •
  All Other services are those services not captured in the Audit, Audit-Related or Tax categories.

              Prior to engagement, the Audit Committee pre-approves independent auditor services within each category and the fees of each category are budgeted. The Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

              The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services in the table below were pre-approved by the Audit Committee.

(in thousands)	2016	2015
Audit Fees(1)	$4,144	$3,222
Tax Fees(2)	4	1,348
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$4,148	$4,570

(1)
Represents the aggregate fees billed for professional services by KPMG for the audit of our financial statements, reviews of our quarterly financial statements and services associated with other SEC filings, including registration statements. Fees related to registration statements totaled $598,000 in 2016 and $1.0 million in 2015.
(2)
Represents the aggregate fees billed for professional services by KPMG in connection with routine tax compliance, general tax consulting services and services related to state tax audits. Tax fees related to registration statements totaled $4,000 in 2016 and $1.3 million in 2015.

AUDIT COMMITTEE REPORT

              The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent auditors. The Company's independent auditors are engaged to audit and report on the conformity of the Company's financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company's internal control over financial reporting.

              In this context, the Audit Committee reviewed and discussed with management and our independent auditors the audited financial statements for the year ended December 31, 2016 (the "Audited Financial Statements"), management's assessment of the effectiveness of the Company's internal control over financial reporting and our independent auditors' evaluation of the Company's system of internal control over financial reporting. The Audit Committee has discussed with our independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors' communications with the Audit Committee concerning independence, and has discussed with our independent auditors their independence.

              Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

The Audit Committee
John R. Murphy, Chair Joseph S. Cantie Ted A. Gardner Anne K. Wade

BENEFICIAL OWNERSHIP OF SHARES

              The following table sets forth the beneficial ownership of shares of our Class A Common Stock and LP Units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Percentage of beneficial ownership of (1) Class A Common Stock is based upon 106,371,707 shares issued and outstanding and (2) LP Units is based upon 111,286,909 LP Units outstanding (including 106,371,707 LP Units held by the Company), in each case as of March 21, 2017. Percentage of combined voting power is based upon 110,918,552 votes represented by outstanding securities, consisting of (1) 106,371,707 shares of Class A Common Stock issued and outstanding and (2) 4,546,845 LP Units outstanding and eligible to vote, excluding LP Units held by the Company, in each case as of March 21, 2017. The Company is the general partner of Summit Materials Holdings L.P. ("Summit Holdings"), which indirectly owns 100% of the limited liability interests of Summit Materials, LLC ("Summit LLC"). Except as otherwise noted, (i) the information is as of March 21, 2017, and (ii) the address of each beneficial owner of is c/o Summit Materials, Inc., 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

	Class A Common Stock(1)		LP Units(1)		Combined Voting Power(2)
Name of Beneficial	Number	Percent	Number	Percent	Number	Percent
Owner
Vanguard Group Inc.(3)	7,051,131	6.7%	—	—	7,051,131	6.4%
BlackRock, Inc.(4)	5,327,487	5.0%	—	—	5,327,487	4.8%
Thomas W. Hill(5)	767,470	*	869,425	*	940,395	*
Howard L. Lance(6)(7)	129,720	*	135,772	*	142,186	*
Joseph S. Cantie(7)	—	—	—	—	—	—
Ted A. Gardner(7)(8)	33,822	*	202,752	*	209,166	*
John R. Murphy(7)(9)	19,773	*	11,274	*	25,937	*
Neil P. Simpkins(7)	—	—	—	—	—	—
Anne K. Wade(7)(10)	6,414	*	—	—	6,414	*
Steven H. Wunning(7)	—	—	—	—	—	—
Michael J. Brady(11)	217,984	*	283,649	*	286,745	*
Brian J. Harris(12)	185,947	*	412,699	*	472,801	*
Damian J. Murphy(13)	119,874	*	259,042	*	263,798	*
Douglas C. Rauh(14)	164,582	*	32,262	*	39,575	*
All Directors and Executive Officers as a Group (15 persons)(15)	1,867,171	1.73%	2,421,271	2.2%	2,634,033	2.4%

*
Less than 1%.

(1)
Subject to the terms of the Exchange Agreement, vested LP Units are exchangeable from and after March 17, 2016 for shares of our Class A Common Stock on a one-for-one basis. See "Certain Relationships and Related Person Transactions—Exchange Agreement." Beneficial ownership of LP Units reflected in this table includes both vested and unvested LP Units and has not been reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be exchanged. The table below sets forth the number of such LP Units held by our directors, NEOs and all directors and executive officers as a group that are exchangeable within 60 days of March 21, 2017. See

  "Executive Compensation—Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification" for a description of the LP Units.

Name	Number of Exchangeable LP Units
Thomas W. Hill	869,425
Howard L. Lance	91,476
Ted A. Gardner	202,752
John R. Murphy	11,274
Michael J. Brady	281,270
Brian J. Harris	378,739
Damian J. Murphy	257,289
Douglas C. Rauh	29,758
All Directors and Executive Officers as a Group	2,323,803
(2)
Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of the Company voting together as a single class and gives effect to voting power of the Class B Common Stock, excluding options that are vested or will vest within 60 days as well as outstanding warrants. The Class B Common Stock provides holders who also hold LP Units with a number of votes that is equal to the aggregate number of LP Units held by such holders. As of March 21, 2017, holders of the LP Units held all of the issued shares of our Class B Common Stock that were outstanding and the total number of votes that were represented by the Class B Common Stock was 4,546,845. In addition to the voting power of the Class B Common Stock conferred to him and the Hill Trust through their ownership of LP Units, Mr. Hill has sole voting power over 2,678,518 votes represented by the Class B Common Stock through revocable proxies granted to him by certain pre-IPO investors that hold LP Units, including members of management. Mr. Hill has no pecuniary interest in the LP Units held by such other LP Unit holders and disclaims any beneficial ownership in such LP Units.
(3)
The number of shares held was obtained from the holder's Schedule 13G/A filing with the SEC dated February 10, 2017, which reports ownership as of December 31, 2016. The Schedule 13G/A filing indicates that the holder, Vanguard Group Inc. ("Vanguard") has sole power to vote or direct the vote of 160,159 shares of our Class A Common Stock, shared power to vote or direct the vote 5,161 shares of our Class A Common Stock, sole power to dispose or direct the disposition of 6,891,066 shares of our Class A Common Stock and shared power to dispose or direct the disposition of 160,065 shares of our Class A Common Stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)
The number of shares held was obtained from the holder's Schedule 13G filing with the SEC dated January 30, 2017, which reports ownership as of December 31, 2016. The Schedule 13G filing indicates that the holder, BlackRock, Inc. ("BlackRock") had sole power to vote or direct the vote of 4,889,385 shares of our Class A Common Stock and sole power to dispose or to direct the disposition of, 5,327,487 shares of our Class A Common Stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)
Includes (i) 667,037 options, including Leverage Restoration Options (as described in "Executive Compensation—Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification") issued to Mr. Hill that are vested or will vest within 60 days, (ii) 29,463 warrants issued to Mr. Hill at the time of our IPO, (iii) 20,610 shares of our Class A Common Stock owned by Mr. Hill, (iv) 742,456 LP Units held by Mr. Hill, (v) 50,360 shares of our Class A Common Stock held by the Hill Trust, a trust for which Mr. Hill's spouse serves as trustee and as to which Mr. Hill could be deemed to have beneficial ownership, and (vi) 126,969 LP Units held by The Hill Trust, a trust for which Mr. Hill's spouse serves as trustee and as to which Mr. Hill could be deemed to have beneficial ownership. See "Certain Relationships and Related Person Transactions—Warrant Issuances." Amounts for Mr. Hill do not include 2,678,518 LP Units for which Mr. Hill has sole voting power through revocable proxies granted to him. See footnote (2).
(6)
Includes (i) 123,306 options issued to Mr. Lance that are vested or will vest within 60 days, (ii) 135,772 LP Units held by Mr. Lance, and (iii) 6,414 shares of our Class A Common Stock held by Mr. Lance.
(7)
Does not include unvested RSUs received by our non-employee directors in connection with their service as directors.
(8)
Includes (i) 6,414 shares of our Class A Common Stock held by Mr. Gardner, (ii) 27,408 warrants and (ii) 202,752 LP Units held by Gardner Family Investments, LLC, a limited liability company controlled by Mr. Gardner. Mr. Gardner has sole voting and dispositive power over such warrants and LP Units. Does not include 57,555 warrants issued to Silverhawk at the time of our IPO and as to which Mr. Gardner, a managing partner and co-founder, could be deemed to have beneficial ownership.
(9)
Includes (i) 5,110 options issued to Mr. Murphy that are vested or will vest within 60 days, (ii) 11,274 LP Units held by Mr. Murphy and (iii) 14,663 shares of our Class A Common Stock owned by Mr. Murphy.
(10)
Includes 6,414 shares of our Class A Common Stock owned by Ms. Wade.

(11)
Includes (i) 208,036 options issued to Mr. Brady that are vested or will vest within 60 days, (ii) 283,649 LP Units held by Mr. Brady, (iii) 3,096 shares of our Class A Common Stock owned by Mr. Brady, and (iv) 6,852 warrants issued to Mr. Brady at the time of our IPO.
(12)
Includes (i) 125,845 options issued to Mr. Harris that are vested or will vest within 60 days, (ii) 60,102 shares of our Class A Common Stock owned by Mr. Harris, and (iii) 412,699 LP Units held by The Harris Family 2014 Trust fbo Michael J. Harris and The Harris Family 2014 Trust fbo Cameron I.J. Harris, trusts for which Mr. Harris' spouse serves as trustee and as to which Mr. Harris could be deemed to have beneficial ownership.
(13)
Includes (i) 115,118 options issued to Mr. Murphy that are vested or will vest within 60 days, (ii) 259,042 LP Units held by Mr. Murphy, (iii) 2,908 shares of our Class A Common Stock owned by Mr. Murphy, and (iv) 1,848 shares of our Class A Common Stock held by his daughter and as to which Mr. Murphy could be deemed to have beneficial ownership.
(14)
Includes (i) 157,269 options issued to Mr. Rauh that are vested or will vest within 60 days, (ii) 32,262 LP Units held by Mr. Rauh and (iii) 7,313 shares of our Class A Common Stock held by Mr. Rauh.
(15)
Includes (i) 1,382,650 options that are vested or will vest within 60 days, (ii) 2,421,271 LP Units, (iii) 63,723 warrants issued at the IPO and (iv) 212,762 shares of our Class A Common Stock.

              ITEM 3—NONBINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs

              Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a nonbinding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders' interests. The compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment. Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement by casting a nonbinding advisory vote "FOR" the following resolution:

              "RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure, is hereby APPROVED."

              The Compensation Committee continually reviews the Company's performance and governance highlights to evaluate whether the goals of the executive compensation and benefits program are supported and whether such program serves the interests of the Company's stockholders. The Company's 2016 performance and governance practices include the following, as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement:

Performance Highlights

Highlights of our 2016 business achievements included the following:

•
Full-year net income increased 32.7% to $36.8 million
•
Full-year adjusted net income* increased 31.5% to $98.3 million
•
Full-year operating income increased 14.4% to $154.0 million
•
Full-year adjusted EBITDA* increased 29.2% to $371.3 million

*
For a definition of these terms and reconciliation to GAAP measures, see "Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions" on Annex A.

Corporate Governance Highlights

What We Do (Best Practice)	What We Don't Do / Don't Allow
• Separate the roles of Chairman and Chief Executive Officer	• No hedging or pledging of Company stock by executives or directors
• Enforce strict insider trading policies	• No change-in-control severance multiple in excess of three times salary and target bonus
• Set stock ownership guidelines for executives and directors	• No excise tax gross-ups upon a change in control

• Generally provide provisions for recoupment ("claw back") of incentive compensation	• No re-pricing or cash buyout of underwater stock options
• Disclose performance goals for incentive programs	• No enhanced retirement formulas
• Set a maximum payout limit on our annual and long-term incentive programs for our NEOs	• No guaranteed compensation
• Incorporate change-in-control provisions that are consistent with market practice	• No market timing with granting of equity awards
• Retain an independent compensation consultant that reports directly to the Compensation Committee	• Completely eliminated perquisites for all NEOs in 2017
• Perform an annual compensation program risk assessment to ensure that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

              Because the vote to approve the compensation of our NEOs is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Nonbinding advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A
NONBINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs, AS DISCLOSED IN
THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

              The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included (incorporated by reference) in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in this Proxy Statement.

              Submitted by the Compensation Committee of the Board.

        Neil P. Simpkins, Chair
        Ted A. Gardner
        Howard L. Lance
        Steven H. Wunning

EXECUTIVE COMPENSATION

Executive Summary

The following Compensation Discussion and Analysis ("CD&A") describes our 2016 executive compensation structure, earned by or paid to the following named executive officers ("NEOs").

Thomas W. Hill	President and Chief Executive Officer
Michael J. Brady	Executive Vice President and Chief Business Development Officer
Brian J. Harris	Executive Vice President and Chief Financial Officer
Damian J. Murphy	Executive Vice President and East Division President
Douglas C. Rauh	Executive Vice President and Chief Operating Officer

Performance Highlights

Highlights of our 2016 business achievements included the following:

•
Full-year net income increased 32.7% to $36.8 million
•
Full-year adjusted net income* increased 31.5% to $98.3 million
•
Full-year operating income increased 14.4% to $154.0 million
•
Full-year adjusted EBITDA* increased 29.2% to $371.3 million

*
For a definition of these terms and reconciliation to GAAP measures, see "Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions" on Annex A.

Pay for Performance

The Compensation Committee designs the executive compensation program to deliver pay in accordance with corporate, segment, safety and individual performance. A large percentage of total target compensation is at risk through long-term equity awards and annual cash incentive awards. These awards are linked to performance measures that correlate with long-term stockholder value creation. The mix of total direct compensation at target for 2016 for our CEO and the average of our other named executive officers is shown in the charts below.

Compensation Discussion and Analysis

2016 Executive Compensation Structure

In 2016, our executive compensation structure consisted of four primary components: base salary; annual cash incentives; long-term equity incentives; and limited perquisites and traditional health/welfare plans. We eliminated all perquisites in 2017.

Corporate Governance Highlights

What We Do (Best Practice)	What We Don't Do / Don't Allow
• Separate the roles of Chairman and Chief Executive Officer	• No hedging or pledging of Company stock by executives or directors
• Enforce strict insider trading policies	• No change-in-control severance multiple in excess of three times salary and target bonus
• Set stock ownership guidelines for executives and directors	• No excise tax gross-ups upon a change in control
• Generally provide provisions for recoupment ("claw back") of incentive compensation	• No re-pricing or cash buyout of underwater stock options
• Disclose performance goals for incentive programs	• No enhanced retirement formulas
• Set a maximum payout limit on our annual and long-term incentive programs for our NEOs	• No guaranteed compensation
• Incorporate change-in-control provisions that are consistent with market practice	• No market timing with granting of equity awards
• Retain an independent compensation consultant that reports directly to the Compensation Committee	• Completely eliminated perquisites for all NEOs in 2017
• Perform an annual compensation program risk assessment to ensure that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

Our Compensation Philosophy

Our executive compensation program is intended to attract, motivate and retain executive officers and to align the interests of our executive officers with stockholder's interests.

The Board's objectives for our program include, but are not limited to, the following:

Components of 2016 Target Compensation

Pay Component	Purpose	Characteristics	Fixed or Performance
Base Salary	Attract and retain executives through market-based pay	Reflects the executive's experience and performance and the Board's knowledge of market practices	Fixed
Annual Cash Bonus	Encourages achievement of strategic and financial performance metrics that drive long-term stockholder value	Based on achievement of predefined financial, non-financial (e.g. safety) and individual performance objectives	Performance
Long-Term Equity Incentives	Aligns executives' long-term compensation with stockholders' investment interests; enhances executive retention	Value to the executive is based on long-term stock price performance and value creation	Performance
Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer term financial security	Similar to benefits offered to other employees	Fixed
Perquisites (Eliminated in 2017)	Provided limited business-related benefits, where appropriate and competitive. In 2017, we eliminated perquisites to our NEOs and other senior executives.	Limited to car allowance, club memberships and other business-related reimbursements	Fixed

The Compensation Committee approved the following compensation targets for 2016:

	Base Salary	Annual Bonus Target as % of Base Salary	Long-Term Incentive Target as % of Base Salary

Thomas W. Hill	$800,000	140%	255%
Michael J. Brady	382,454	60%	100%
Brian J. Harris	519,045	75%	155%
Damian J. Murphy	378,525	60%	100%
Douglas C. Rauh	519,045	75%	155%

Say-on-Pay Votes

              In 2016, the Compensation Committee considered the outcome of the stockholder advisory vote on 2015 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2016 annual meeting, in a non-binding advisory vote, on the 2015 compensation paid to our NEOs. Our stockholders overwhelmingly (97.26% of the votes cast) approved the compensation of our NEOs. Based on the level of support, the Compensation Committee determined that stockholders generally support our compensation practices. The Compensation Committee intends to continue to consider the views of our stockholders when designing, reviewing and administering the Company's compensation programs and policies.

Compensation Decision Process

Role of the Compensation Committee	The Compensation Committee is responsible to our Board for oversight of our executive compensation program. The Compensation Committee is responsible for the review and approval of all aspects of our program.
Among its duties, the Compensation Committee is responsible for:
• Assessing competitive market data from Aon Hewitt, our compensation consultant (the "Independent Compensation Consultant")

•

Reviewing each NEO's performance in conjunction with competitive market data and, accordingly, approving compensation recommendations including, but not limited to, base salary, annual bonus, long-term incentives, and benefits/perquisites

• Considering, recommending and approving incentive plan goals and achievement levels
• Incorporating meaningful input from our stockholders, if applicable

Role of Management	For each NEO excluding himself, our CEO recommends to the Compensation Committee compensation levels for all other NEOs based on a review of market data and individual performance. The Compensation Committee reviews and discusses all recommendations prior to approval, then submits all recommendations to the Board for approval.
For the CEO, during executive session without the CEO present, the Compensation Committee is solely responsible for assessing performance and making compensation recommendations to the Board for approval. Management does not make compensation-related recommendations for the CEO.

Role of the Independent Compensation Consultant	In 2016, the Compensation Committee retained the Independent Compensation Consultant in accordance with the Compensation Committee's charter. The Independent Compensation Consultant reports directly to the Compensation Committee. The Compensation Committee retains sole authority to hire or terminate the Independent Compensation Consultant, approve its fees, determine the nature and scope of services and evaluate the Independent Compensation Consultant's performance.

A representative of the Independent Compensation Consultant attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee chair between meetings. The Compensation Committee makes all final decisions and recommendations.
The Independent Compensation Consultant's roles include, but are not limited, the following:
• Advising the Compensation Committee on executive compensation trends and regulatory developments;
• Developing a peer group of companies for determining competitive compensation rates;
• Providing a total compensation study for executives against peer companies;

•

Providing the Compensation Committee with benchmarking studies, which were used in determining the 2016 salaries, bonuses, long-term incentive award amounts and non-equity incentive plan compensation for our NEOs;

• Providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk; and
• Reviewing and commenting on proxy disclosure items, including the CD&A.

The Compensation Committee has assessed the independence of the Independent Compensation Consultant, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended. Based on this review, the Compensation Committee concluded that there are no conflicts of interest raised by the work performed by the Independent Compensation Consultant and that Aon Hewitt is independent.

Role of Peer Companies and Competitive Market Data	In December 2015, to assist with 2016 compensation decisions, the Independent Compensation Consultant performed a competitive pay study. To develop competitive market values for the NEOs, the Independent Compensation Consultant developed, and the Compensation Committee approved, a peer group of 18 companies.
The peer group development criteria included:
• Industry: Similar to the Company based on the Global Industry Classification System
• Company size: Approximately 0.4x to 3x times our annual revenues
• Peers: Companies using the Company in their compensation peer group
• Peers of Peers: Companies used in the peer groups of potential peer companies
• Competitors: Companies that compete with us for business and management talent.

The approved peer group had annual revenues which ranged from approximately $600 million to $3.7 billion, with median and average annual revenues of approximately $1.9 billion. Our 2015 annual revenues were approximately $1.4 billion. The Independent Compensation Consultant developed size-adjusted market values (regression analysis) for each position using our annual revenues.

The size-adjusted 50th percentile for total compensation is a key reference point for the Compensation Committee. For positions where peer company proxy data was not available, the Independent Compensation Consultant utilized published and private compensation survey sources.

Peer Group

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Armstrong World Industries

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Boise Cascade

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Compass Minerals International

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CONSOL Energy

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Dycom Industries

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Eagle Materials Inc.

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Globe Specialty Metals Inc.

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Granite Construction Inc.

•

Headwaters Inc.

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Louisiana-Pacific Corp.

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Martin Marietta Materials

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Masonite International

•

NCI building Systems Inc.

•

Quanex Building Products

•

Simpson Manufacturing

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US Concrete Inc.

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USG Corp.

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Vulcan Materials

Timing of Compensation Decisions

              Pay recommendations for our executives, including the NEOs, are typically made by the Compensation Committee at its first scheduled meeting of the fiscal year, typically held in February around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year (the "February meeting"). This timing allows the Compensation Committee to have a complete financial performance picture prior to making compensation decisions.

              Decisions with respect to prior year performance, as well as annual equity awards, base salary increases and target performance levels for the current year are typically made at this annual meeting. Any equity awards recommended by the Compensation Committee at this meeting are reviewed by the Board and, if approved, are dated on the date of the Board meeting held later that day or the following day. As such, the Compensation Committee does not time the grants of equity incentives to the release of material non-public information. The exercise price of stock options is the closing price of our common stock on the date of grant.

              The exception is grants to executives who are promoted or hired from outside the Company during the year. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board approval date.

Determination of CEO Compensation

              At the February meeting, in executive session without the CEO present, the Compensation Committee also reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Compensation Committee also reviews competitive compensation data from the peer group companies. The Compensation Committee typically approves, or presents pay recommendations for the CEO to the Board, excluding the CEO, for approval. If applicable, during executive session, the Board conducts its own review and evaluation of the CEO's performance taking into consideration the recommendations of the Compensation Committee.

Compensation Elements

Base Salary

              Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, the Compensation Committee's understanding of executive pay practices, individual performance, Company performance and management recommendations (except with respect to the CEO).

              For 2016, based on a thorough review of competitive market data and internal alignment of total compensation opportunity, the Compensation Committee set the base salaries set forth in the table below, increasing base salaries for each of our NEOs by 3%, which was our standard salary increase for corporate employees in 2016, consistent with competitive market practices. We also granted our CEO a 4.3%

increase in base salary in 2016 in recognition of his performance and closer alignment with the competitive 50th percentile for total compensation opportunity.

	2016 Base Salary	2015 to 2016 Increase
Thomas W. Hill	$800,000	7.3%
Michael J. Brady	382,454	3%
Brian J. Harris	519,045	3%
Damian J. Murphy	378,525	3%
Douglas C. Rauh	519,045	3%

Annual Cash Incentives

              Each NEO was eligible to earn an annual incentive under our Short-Term Incentive Plan (the "STIP") based upon the achievement of performance targets approved by the Board at the February meeting.

              2016 Target Annual Incentive Award Opportunities. At the start of each fiscal year, the Board approves annual incentive compensation targets, as a percentage of base salary, based on the understanding of the Board of competitive executive pay practices, management's recommendations and other relevant factors. The 2016 annual incentive targets, as a percentage of base salary, for our NEOs were as follows:

Target Bonus
Thomas W. Hill	140%
Michael J. Brady	60%
Brian J. Harris	75%
Damian J. Murphy	60%
Douglas C. Rauh	75%

              2016 Annual Incentive Metrics. For corporate NEOs (Messrs. Hill, Brady, Harris and Rauh), the performance metrics approved for fiscal 2016 were (i) corporate earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined by the Board and comparable to Further Adjusted EBITDA, which is defined as EBITDA, as adjusted to exclude accretion, loss on debt financings, IPO costs, loss from discontinued operations and certain non-cash and non-operating items plus the EBITDA contribution of certain recent acquisitions, (ii) operating cash flow, which approximates annual cash flow exceeding capital transactions and acquisitions, (iii) safety metrics (other than with respect to Mr. Brady), and (iv) personal objectives, which vary by individual. Mr. Brady was not subject to safety metrics but acquisition related metrics, including acquisition spend and acquisition EBITDA performance. For Mr. Murphy, the approved performance metrics included (i) corporate EBITDA, (ii) segment EBITDA, (iii) segment cash flow, (iv) segment safety and (v) personal objectives. The Board has discretion to adjust the financial metrics to reflect merger, acquisition or divestiture activity during the fiscal year. In 2016, as further discussed below, the metrics were adjusted to reflect acquisitions completed during the year.

              For 2016, performance metrics and weightings were as follows:

	EBITDA(1)	Operating Cash Flow	Safety/ Acquisition (2)	Personal Objectives	Primary Personal Objectives
Thomas W. Hill	50%	20%	10%	20%

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Achieve target safety results

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Deliver on budget EBITDA

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Continue to drive pricing, cost reduction and sourcing achievements above and beyond 2016 budget

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Achieve minimum acquisition spend and improve certain acquisition performance

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Improve investor relations function

Michael J. Brady	50%	20%	25%	5%

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Achieve minimum acquisition spend

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Achieve performance levels for 2015 and 2016 acquisitions consistent with investment thesis

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Continue to build the Development team

•

Drive senior leadership team involvement

Brian J. Harris	50%	20%	10%	20%	• Continue to improve cash forecasting • Deliver net capital expenditure target • Improve investor relations function • Increase engagement with operating companies
Damian J. Murphy(1)	60%	20%	10%	10%	• Continue to drive pricing, cost reduction and sourcing achievements above and beyond 2016 budget • Integrate certain acquisitions successfully • Achieve management goals
Douglas C. Rauh	50%	20%	10%	20%

•

Improve Company safety performance

•

Deliver on budget EBITDA and free cash flow targets

•

Facilitate talent management process at operating companies

•

Continue to drive pricing, cost reduction and sourcing achievements above and beyond 2016 budget

•

Drive certain information technology initiatives

•

Integrate certain acquisitions successfully

•

Drive the implementation of total productive maintenance throughout the Company

(1)
Mr. Murphy's EBITDA metric is based 20% on Corporate EBITDA and 40% on segment EBITDA.
(2)
Each of our NEOs had safety metrics for 2016. For each of our NEOs other than Mr. Brady, the safety metrics accounted for 10% of the overall bonus opportunity and for Mr. Brady, the safety metrics accounted for 5% of his overall bonus opportunity. Safety metrics included various metrics related to the frequency and severity of reported incidents. For 2016, the safety metrics (and the weightings assigned to each safety metric for each NEO other than Mr. Brady and for Mr. Brady, respectively) included recordable incident rate (4%, 2%), lost time incident rate (2%, 1%), fleet preventable incident rate (2%, 1%) and cost per man hour (2%, 1%). For Mr. Murphy, the safety metrics related to the East segment. Mr. Brady was also subject to acquisition metrics, which accounted for 20% of his overall bonus opportunity (10% attributable to acquisition spend and 10% attributable to acquisition EBITDA performance).

              Performance / Payout Percentage.    The achievement factor for each of the performance metrics was determined by multiplying the weight attributed to each performance metric by the applicable payout percentage for each metric. For corporate EBITDA and operating cash flow, payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. Payout percentages for actual performance between the specified threshold levels and 105% of target, and between 105% of target and the maximum levels, were adjusted on a linear basis. The following table shows the payout percentages associated with various levels of achievement of corporate EBITDA:

	Payout Percentage
	25% (Threshold)	100% (Target)	138%	200% (Maximum)
Corporate EBITDA (Percentage of Target)	90%	100%	105%	110%

              The following table shows the payout percentages associated with various levels of achievement of corporate operating cash flow:

	Payout Percentage
	0% (Threshold)	100% (Target)	125%	150% (Maximum)
Corporate Operating Cash Flow (Percentage of Target)	90%	100%	105%	110%

              For Mr. Murphy, segment EBITDA and segment cash flow payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. Payout percentages for actual performance between the specified threshold, target and maximum levels were adjusted on a linear basis. The following table shows the payout percentages associated with threshold, target and maximum achievement of segment EBITDA and segment cash flow:

	Payout Percentage
	25% (Threshold)	100% (Target)	200% (Maximum)
Segment EBITDA and Segment Cash Flow (Percentage of Target)	85%	100%	120%

              The maximum payout opportunities for the safety metrics and personal objectives were 150% of target. For the safety metrics, payout percentages for actual achievement between the specified threshold, target and maximum levels were adjusted on a linear basis. The overall safety metric achievement factor equals the sum of each metric's payout percentage multiplied by its weighting.

              For Mr. Brady, acquisition spend and acquisition EBITDA performance were determined by calculating actual achievement against the target amount based on a pre-established scale. The maximum payout opportunities for the acquisition metrics were 150% of target for actual achievement at 110% of target.

              2016 Actual Performance.    Actual results for the 2016 annual incentive plan were certified by the Compensation Committee, as follows, based on the performance goals and funding scales approved in the first quarter of 2016:

	Initial Target	Adjusted Target to Account for 2016 Acquisitions	Actual Results	Payout Percentage	Weighted Achievement Factor
Corporate EBITDA	$330 million	$378 million	$382 million	108%	54% (Messrs. Hill, Brady, Harris and Rauh)
					21.6% (Mr. Murphy)
Corporate Operating Cash Flow	159.4 million	172 million	197.4 million	150%	30%
East Segment EBITDA	83.7 million	119.1 million	130.7 million	149%	59.6%
East Segment Cash Flow	43.4 million	58.1 million	75.4 million	200%	40%
Acquisition Spend	300.0 million	—	335.8 million	150%	15%
Acquisition EBITDA Performance	48.1 million	—	53 million	150%	15%

              The payout percentages for the safety metrics were as follows: corporate safety was 131% of target, resulting in an achievement factor of 13.1% for each NEO other than Mr. Brady and of 6.6% for Mr. Brady; and East segment safety for Mr. Murphy was 110% of target, resulting in an achievement factor of 11%. Each of the safety metric targets were set at a challenging level that are consistent with our long-term goals and designed to meet high stockholder expectations.

              Actual annual cash incentive awards are calculated by multiplying each NEO's actual base salary by his target award potential, which was then adjusted by an overall achievement factor based on the combined weighted achievement of the components described above, including an evaluation of each NEO's personal objectives. The following table summarizes the 2016 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	2016 Base Salary	Target Incentive	Overall Achievement Factor as a Percent of Target Award	Annual Cash Incentive Earned
Thomas W. Hill	$800,000	$1,120,000	122.1%	$1,367,520
Michael J. Brady	382,454	229,472	126.8%	290,973
Brian J. Harris	519,045	389,284	120.5%	469,087
Damian J. Murphy	378,525	227,115	144.7%	328,635
Douglas C. Rauh	519,045	389,284	120.5%	469,087

Long-Term Incentives

On-Going Post-IPO Long-Term Incentives

              The Company maintains the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the "Omnibus Incentive Plan") which allows for grants of equity-based awards in the form of stock options, stock appreciation rights, restricted stock and restricted stock units ("RSUs"), performance units, undivided fractional limited partnership interests in Summit Holdings and other stock-based awards. In 2015, the Compensation Committee determined that the size, structure, and value of the pre-IPO grants were sufficient for 2015 and no additional equity grants were made in 2015 in connection with, or after, our IPO.

              In 2016, the Compensation Committee worked with the Independent Compensation Consultant to develop a competitive long-term incentive grant structure as an on-going public company. The Compensation Committee believes in a balanced approach to long-term incentive compensation, with an emphasis on performance-based compensation.

              Our regular ongoing equity incentives for NEOs consists of a balance of performance units (34%), RSUs (33%) and stock options (33%). The Committee uses competitive market data from our annual total compensation study to assist with targeted long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity and management's recommendations.

Award Type	Weighting	Vesting	Value Tied To
Performance Units	1/3 of total award	Vest at the end of a 3-year period in an amount based on the level of performance achieved	Company three-year total shareholder return ("TSR") ranking to the companies that comprised the S&P Building & Construction Select Industry Index
RSUs	1/3 of total award	Vest over 3 years in equal annual installments on each anniversary of the grant date	Stock price performance
Stock Options	1/3 of total award	Vest over 3 years in equal annual installments on each anniversary of the grant date	Stock price appreciation

Performance Units

              The performance units focus our executives on the long-term performance of the Company relative to industry peers. The performance units vest at the end of a three-year performance period, based on our TSR ranking relative to companies in the S&P Building & Construction Select Industry Index ("Relative TSR"), using beginning and ending stock prices based on the trailing 20-day average closing price. The Compensation Committee determined that Relative TSR ranking against an industry index aligns management with stockholder value creation and provides incentive to achieve the Company's long-term strategy.

              Performance units vest at the end of a three-year performance period. The performance period for the performance units granted in February 2016 began on January 1, 2016 and ends on December 31, 2018. Following the completion of the three-year performance period, the Compensation Committee will determine earned amounts based on our Relative TSR ranking versus the companies included in the S&P Building & Construction Select Industry Index. This peer group is separate and distinct from the peer group used to evaluate and set NEO compensation levels discussed under "—Compensation Decision Process-Role of Peer Companies and Competitive Market Data." The Relative TSR peer group represents a broader array (approximately 130 companies) of industry peers competing for stockholders and investors and avoids subjectivity as it was independently constructed by Standard & Poor's.

              The 2016 grants will be earned based on the schedule below. Earned amounts will be interpolated on a straight-line basis for performance between the stated percentiles.

Level of Achievement
	Below Threshold	Threshold	Target	Maximum	Cap (if applicable)
Relative TSR Position Achievement Percentage	< 30th percentile 0%	30th percentile 50% of target	50th percentile 100% target	75th percentile 200% of target	Capped at 100% if Company TSR is negative over performance period, regardless of ranking

              See "—Potential Payments Upon Termination or Change in Control" for a description of the potential vesting of the NEOs' equity awards that may occur in connection with certain termination events and a change in control.

              For 2016, the Compensation Committee set the target pay levels and made the grants set forth in the table below.

	2016 Target Long- Term Incentive	Performance Units Granted	Restricted Stock Units Granted	Stock Options Granted
Thomas W. Hill	$2,038,254	44,452	43,145	71,938
Michael J. Brady	382,454	8,341	8,096	13,498
Brian J. Harris	804,520	17,546	17,030	28,395
Damian J. Murphy	378,525	8,255	8,012	13,360
Douglas C. Rauh	804,520	17,546	17,030	28,395

Modification of Pre-IPO Long-Term Incentives

              Certain of the amounts reported in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table reflect the modification of our pre-IPO long-term incentive awards that are not related to our ongoing long-term incentive program and are not part of our ongoing compensation structure. The performance-vesting long-term incentive awards issued prior to our IPO contained vesting conditions tied to the investment return of certain of our pre-IPO investors and were designed to align management's incentives with the liquidity objectives of such pre-IPO investors. During 2016, our Board determined that maintaining the investment return conditions following our IPO created a potential misalignment whereby management's incentives were not in sync with long-term value creation for all public stockholders. Accordingly, our Board, after thorough review and consultation with the Independent Compensation Consultant, determined that it was in the best interests of the Company and its stockholders to remove the investment return condition associated with these remaining awards. See "Pre-IPO Long-Term Incentive Modification" below.

Retirement, Perquisites and Other Benefits

              We have a tax-qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The plan covers all U.S. employees, including our NEOs, who are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service (the "IRS"). We provide for matching contributions to the plan, including 100% of pre-tax employee contributions, up to 4% of eligible compensation. Employer contributions vest immediately.

              The Company also offers the members of a select group of management or highly compensated employees, including the NEOs, the opportunity to supplement their retirement savings through the

Summit Materials Deferred Compensation Plan (the "DCP"). An eligible participant in the DCP may elect to defer up to 50% of such participant's base salary compensation and up to 100% of such participant's designated discretionary bonus award compensation and annual incentive award compensation. The DCP also permits Company-provided credits to participants' accounts, but no such credits are currently being made. Additional information about the DCP is reflected in "—2016 Nonqualified Deferred Compensation" below.

              Perquisites in 2016 included car allowance, club memberships and other business-related reimbursements. Beginning in 2017, we eliminated all perquisites to our NEOs and senior executives. A one-time salary adjustment was provided to offset the changes.

Other Compensation Policies

Stock Ownership Guidelines

              We have established stock ownership guidelines for our CEO, officers reporting to the CEO, and directors. The approved guidelines are as follows:

  •
  CEO: 6x base salary

  •
  Officers reporting to the CEO: 2.5x base salary

  •
  Directors: 3x annual cash retainer

              Participants are expected to comply with the ownership requirements within five years of the later of (x) December 12, 2015 and (y) an appointment to a qualified position. Once the ownership requirements have been satisfied, future declines in share price will not affect compliance so long as the participant holds the number of equity interests he or she had at the time he or she achieved the expected ownership level.

              The following components satisfy the ownership guidelines: Equity interests owned directly or indirectly (e.g., by or with a spouse or held in trust for the individual or one or more family members of the individual), equity interests, including LP Units and the after-tax value of unvested RSUs, held in qualified or nonqualified savings, profit sharing, or deferred compensation accounts, after-tax value of in-the-money spread of shares underlying vested but unexercised stock options and after-tax value of shares underlying vested but unexercised warrants. Annually, the Compensation Committee will monitor participants' compliance with these guidelines.

Incentive Compensation Recoupment ("Clawback") Policy

              Each of the RSU, stock option and performance unit award agreements under the Omnibus Incentive Plan generally provides that if a restrictive covenant violation occurs or the Company discovers after a termination of employment or services that grounds existed for "cause" (as defined in the Omnibus Incentive Plan) at the time thereof, then the participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten business days of the Company's request to the participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the participant received upon the sale or other disposition of, or distributions in respect of, the equity award thereunder and any shares issued in respect thereof (minus, in the case of options, the aggregate cost (if any) of the shares). Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. Our policy will be updated to comply with the SEC's final regulations as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act").

Compensation Risk Assessment

              Our governance policies and compensation structure are not reasonably likely to have a material adverse effect on the Company. The Independent Compensation Consultant and management delivered a compensation risk assessment report to the Compensation Committee in 2016. The following features of our program mitigate risk:

The Compensation Committee consults with the Independent Compensation Consultant to assist with annual compensation decisions
The Compensation Committee approves the annual incentive plan's financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned at the end of the fiscal year
The Compensation Committee benchmarks total compensation opportunity for executive positions using multiple survey sources and has discretion over payout calculations and oversight of compensation plans for our executives
The annual incentive plan requires a minimum level of performance to trigger funding and caps potential payouts at 150% of the target opportunity to mitigate potential windfalls
We utilize a mix of cash and equity variable incentive programs, with a balanced mix of stock options, RSUs and performance units, which are subject to multi-year vesting
Our performance units payout opportunities are capped at 200% of the target total opportunity
We utilize competitive change-in-control severance programs to help ensure executives continue to work towards our stockholders' best interests in light of potential employment uncertainty
Executive officers are subject to minimum stock ownership guidelines
An incentive clawback policy permits the Company to recoup equity-based compensation paid on the basis of financial results that are subsequently restated

Limitations on Deductibility of Compensation

              The Compensation Committee considers possible tax consequences and other factors when determining executive compensation, including the deductibility of compensation paid to the Company's executive officers under Section 162(m) of the Code. In the event that Section 162(m) would apply to compensation paid to such individuals, the Compensation Committee may provide compensation that does not qualify under Section 162(m) if necessary to effectively attract, incentivize and retain key personnel.

Pre-IPO Long-Term Incentive Modification

              Prior to the Company's IPO in March 2015, the equity-based long-term incentive program consisted of Class D interests. Generally, 50% of the Class D-1 interests vested with the passage of time ("time-vesting interests") and the remaining 50% of the Class D-1 interests and all Class D-2 interests vested if certain investment returns were achieved by certain of Summit Holdings' pre-IPO investors ("performance-vesting interests"). Time vesting interests generally vested as follows: 20% vested on the first anniversary of the grant date and the remaining 80% vested monthly over the four years following the first anniversary of the grant date. Performance-vesting interests would have vested if certain investment returns were achieved by Blackstone-affiliated investors while the employee continued to provide services to the Company or its subsidiaries. There were two performance levels at which performance-vesting interests generally would have vested: achievement of 1.75 times (as to the Class D-1 interests) and 3.00 times (as to the Class D-2 interests) the Blackstone-affiliated investors' initial investment.

              In connection with the IPO, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating LP Units (the "Reclassification"). Immediately following the Reclassification, 69,007,297 LP Units were outstanding, which were reclassified from previously issued Class A-1, Class B-1, Class C, Class D-1 and Class D-2 interests. The Class A-1, Class B-1 and Class C interests, which were issued in respect of pre-IPO investments and not related to employee compensation, were fully vested as of the Reclassification. A portion, but not all, of the Class D-1 interests were vested, and none of the Class D-2 interests were vested. Accordingly, vested and unvested Class D interests were converted into vested and unvested LP Units, respectively. The vesting terms were substantially similar to those applicable to the unvested Class D interests immediately prior to the Reclassification. As of their respective grant date, approximately half of the Class D-1 interests were time-vesting interests and approximately half of the D-1 interests and all of the D-2 interests were performance-vesting interests.

              In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A Common Stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A Common Stock ("Leverage Restoration Options"). The exercise price of the warrants and Leverage Restoration Options was the IPO price of $18.00 per share. The Leverage Restoration Options were granted under the Omnibus Incentive Plan. All Leverage Restoration Options vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification, subject to the employee's continued employment through the applicable vesting date. The Leverage Restoration Options that correlate to performance-vesting interests vest only when both the relevant return multiple is achieved and the four year time-vesting condition is satisfied. All outstanding equity grants associated with the Reclassification are summarized in the table titled "Outstanding Equity Awards at 2016 Fiscal Year End."

              On July 19, 2016, upon closing of Blackstone's secondary offering of shares of our Class A common stock, the 1.75 times investment return condition associated with approximately 77% of the pre-IPO performance-vesting LP Units and Leverage Restoration Options was achieved. On August 9, 2016, our Board determined that it was in the best interest of the Company and its stockholders to remove the 3.00 times investment return condition on the approximately 23% remaining pre-IPO performance-vesting LP Units and Leverage Restoration Options. The investment return conditions associated with the pre-IPO equity awards were designed with a focus on aligning management's incentives with the liquidity objectives of our pre-IPO investors. Following the IPO and the achievement of the 1.75 times investment return condition, the Board determined that maintaining the 3.00 times investment return condition could result in a potential misalignment whereby management's incentives were not in sync with long-term value creation for all public stockholders. The Board considered that the modification would result in the recognition of incremental compensation expense. However, upon thorough review and consultation with the Independent Compensation Consultant, the Board determined that it was appropriate to remove the remaining 3.00 times investment return condition in order to help maintain alignment with the long-term interests of all public stockholders and to better incentivize long-term stock performance and value creation.

          The number of modified equity awards attributable to each of our NEOs was as follows:

	Pre-IPO LP Units	Pre-IPO Leverage Restoration Options
Thomas W. Hill	171,333	167,752
Michael J. Brady	54,843	53,096
Brian J. Harris	35,957	30,360
Damian J. Murphy	38,458	37,226
Douglas C. Rauh	38,210	38,558

              The incremental fair value of the LP Units and the Leverage Restoration Options, calculated in accordance with FASB ASC Topic 718 ("ASC 718") as of the date modified is reported below in the "Summary Compensation Table" and the "2016 Grants of Plan-Based Awards" table.

Fiscal 2016 Supplemental Compensation Table

              We are providing the following table (the "Supplemental Table") to provide summary compensation information for our NEOs that excludes the effects of the modification of the 3.00 times investment return performance condition relating to the performance-vesting LP Units and Leverage Restoration Options. Under ASC 718, the modification resulted in incremental compensation cost, or incremental fair value, that must be reported as additional compensation in fiscal 2016 under the SEC's disclosure rules, despite the fact that no new LP Units or Leverage Restoration Options were granted in fiscal 2016. Accordingly, we believe that excluding the incremental fair value associated with the modification in the following Supplemental Table will enable investors to better understand the compensation actually earned by or awarded to our NEOs in fiscal 2016.

              Other than with respect to the exclusion of the incremental fair value associated with the modified awards, the information for the Supplemental Table is the same as that provided in our Summary Compensation Table and accompanying footnotes. The Supplemental Table is intended to provide investors with additional compensation information and is not a replacement for our Summary Compensation Table below, which has been prepared in accordance with the SEC's disclosure rules.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	ASC 718 Aggregate Incremental Fair Value of Modified Pre-IPO Stock and Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total (excluding ASC 718 Aggregate Incremental Fair Value of Modified Pre-IPO Stock and Option Awards) ($)

Thomas W. Hill	2016	800,000	5,039,389	2,696,940	(5,442,293)	1,367,520	20,541	4,482,097
President and Chief Executive Officer, Director
Michael J. Brady	2016	382,454	1,405,378	760,073	(1,734,997)	290,973	11,495	1,115,376
Chief Business Development Officer
Brian J. Harris	2016	519,045	1,347,477	643,236	(1,085,219)	469,087	26,261	1,919,887
Chief Financial Officer
Damian J. Murphy	2016	378,525	1,070,375	572,208	(1,216,565)	328,635	23,037	1,156,215
East Division President
Doug C. Rauh	2016	519,045	1,393,123	739,563	(1,227,191)	469,087	46,163	1,939,790
Chief Operating Officer

Compensation Tables

Summary Compensation Table

              The following table sets forth the compensation of our NEOs for the fiscal years ended 2016, 2015 and 2014, and their respective titles as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)

Thomas W. Hill
	2016	800,000	5,039,389	2,696,940	1,367,520	20,541	9,924,390
President and Chief
Executive Officer, Director	2015	746,750	4,530,452	5,535,004	1,134,127	22,170	11,968,503
	2014	725,000	55,390	—	999,141	20,163	1,799,694
Michael J. Brady
	2016	382,454	1,405,378	760,073	290,973	11,495	2,850,373
Chief Business
Development Officer	2015	371,315	1,459,930	1,707,379	271,803	10,975	3,821,402
	2014	360,500	16,707	—	253,071	22,959	653,237
Brian J. Harris
	2016	519,045	1,347,477	643,236	469,087	26,261	3,005,106
Chief Financial Officer
	2015	503,928	1,334,756	905,740	459,204	24,730	3,228,358
	2014	489,250	322,700	—	404,549	24,667	1,241,166
Damian J. Murphy
	2016	378,525	1,070,375	572,208	328,635	23,037	2,372,780
East Division President
	2015	367,500	990,358	1,110,552	296,573	22,966	2,787,949
	2014	489,250	17,586	—	404,549	44,132	955,517
Doug C. Rauh
	2016	519,045	1,393,123	739,563	469,087	46,163	3,166,981
Chief Operating Officer
	2015	503,928	1,113,297	1,150,299	459,204	34,121	3,260,849
	2014	489,250	17,586	—	404,549	44,132	955,517

(1)
Reflects non-equity incentive plan compensation awards for services rendered during the fiscal year presented. For more information, see "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives."
(2)
The amounts reported in the Stock Awards column for 2016 reflect the aggregate grant date fair value of stock awards granted in fiscal 2016, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2016 Annual Report. The fiscal 2016 awards consist of time-vesting RSUs and performance units. As the performance units vest according to Relative TSR, they are subject to market conditions, and not performance conditions, as defined under ASC 718, and therefore have no maximum grant date fair values that differ from the grant date fair values presented in the table. As described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification," on August 9, 2016, our Board removed the 3.00 times investment return condition on the remaining pre-IPO performance-vesting LP Units held by our NEOs. The amounts reported in this column also include the incremental fair value computed as of the modification date in accordance with ASC 718 with respect to each of the NEOs' modified awards as follows: Mr. Hill $3,471,207; Mr. Brady $1,111,119; Mr. Harris $728,489; Mr. Murphy $779,159; and Mr. Rauh $774,135.
(3)
The amounts reported in the Option Awards column for 2016 reflect the aggregate grant date fair value of the option awards granted in fiscal 2016, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2016 Annual Report. As described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification," on August 9, 2016, our Board removed the 3.00 times investment return condition on the remaining pre-IPO performance-vesting Leverage Restoration Options held by our NEOs. The amounts reported in this column also include the incremental fair value computed as of the modification date in accordance with ASC 718 with respect to each of the NEOs' modified awards as follows: Mr. Hill $1,971,086; Mr. Brady $623,878; Mr. Harris $356,730; Mr. Murphy $437,406; and Mr. Rauh $453,057.

(4)
All Other Compensation includes the following items: (a) amounts contributed by Summit LLC under the Summit Materials, LLC Retirement Plan; (b) payments for term life insurance; (c) car allowances; (d) relocation costs; (e) gym membership costs; (f) country club dues; (g) fuel reimbursement for commuting; and (h) health insurance. Amounts contributed to the Summit Materials, LLC Retirement Plan are matching contributions up to 4% of eligible compensation subject to IRS limits and totaled $10,400 for each of the NEOs in 2016. Matching contributions are immediately vested. For more information, see "Compensation Discussion and Analysis—Compensation Elements—Retirement, Perquisites, and Other Benefits." Payments for term life insurance in 2016 were as follows: Mr. Hill $9,601; Mr. Brady $645; Mr. Harris $3,861; Mr. Murphy $637; and Mr. Rauh $2,515. Payments made by the Company for car allowances in 2016 were as follows: $20,851 for Mr. Rauh and $12,000 each for Messrs. Harris and Murphy. Payments made for gym memberships in 2016 were as follows: $540 for Messrs. Hill and Rauh and $450 for Mr. Brady. Mr. Rauh was also reimbursed $1,568 for gas and $10,289 in country club dues in 2016.

2016 Grants of Plan-Based Awards

              The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Award Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Hill	Annual Cash Incentive	—	17,920	1,120,000	1,960,000	—	—	—	—	—	—	—
	Performance Units	2/24/2016	—	—	—	22,226	44,452	88,904	—	—	—	831,697
	RSUs	2/24/2016	—	—	—	—	—	—	43,145	—	—	736,485
	Stock Options	2/24/2016	—	—	—	—	—	—	—	71,938	17.07	725,854
	Modified Awards:
	LP Units	8/19/2016	—	—	—	—	171,333	—	—	—	—	3,471,207
	Leverage Restoration Options	8/19/2016	—	—	—	—	—	—	—	167,752	18.00	1,971,086
Michael J. Brady	Annual Cash Incentive	—	3,442	229,472	401,576	—	—	—	—	—	—	—
	Performance Units	2/24/2016	—	—	—	4,171	8,341	16,682	—	—	—	156,060
	RSUs	2/24/2016	—	—	—	—	—	—	8,096	—	—	138,199
	Stock Options	2/24/2016	—	—	—	—	—	—	—	13,498	17.07	136,195
	Modified Awards:
	LP Units	8/19/2016	—	—	—	—	54,843	—	—	—	—	1,111,119
	Leverage Restoration Options	8/19/2016	—	—	—	—	—	—	—	53,096	18.00	623,878
Brian J. Harris	Annual Cash Incentive	—	6,229	389,284	681,247	—	—	—	—	—	—	—
	Performance Units	2/24/2016	—	—	—	8,773	17,546	35,092				328,286
	RSUs	2/24/2016	—	—	—	—	—	—	17,030	—	—	290,702
	Stock Options	2/24/2016	—	—	—	—	—	—	—	28,395	17.07	286,506
	Modified Awards:
	LP Units	8/19/2016	—	—	—	—	35,957	—	—	—	—	728,489
	Leverage Restoration Options	8/19/2016	—	—	—	—	—	—	—	30,360	18.00	356,730
Damian J. Murphy	Annual Cash Incentive	—	3,634	227,115	431,519	—	—	—	—	—	—	—
	Performance Units	2/24/2016	—	—	—	4,128	8,255	16,510	—	—	—	154,451
	RSUs	2/24/2016	—	—	—	—	—	—	8,012	—	—	136,765
	Stock Options	2/24/2016	—	—	—	—	—	—	—	13,360	17.07	134,802
	Modified Awards:
	LP Units	8/19/2016	—	—	—	—	38,458	—	—	—	—	779,159
	Leverage Restoration Options	8/19/2016	—	—	—	—	—	—	—	37,226	18.00	437,406
Doug C. Rauh	Annual Cash Incentive	—	6,229	389,284	681,247	—	—	—	—	—	—	—
	Performance Units	2/24/2016	—	—	—	8,773	17,546	35,092	—	—	—	328,286
	RSUs	2/24/2016	—	—	—	—	—	—	17,030	—	—	290,702
	Stock Options	2/24/2016	—	—	—	—	—	—	—	28,395	17.07	286,506
	Modified Awards:
	LP Units	8/19/2016	—	—	—	—	38,210	—	—	—	—	774,135
	Leverage Restoration Options	8/19/2016	—	—	—	—	—	—	—	38,558	18.00	453,057

(1)
Reflects the possible payouts of cash incentive compensation under the Non-Equity Incentive Plan. Amounts reported in the "Threshold" column assume that there is no payout under the EBITDA, cash flow or personal objectives components of the annual cash incentive program and that each NEO only earns the minimum payout for the one safety metric that has been assigned the lowest weighting. The actual amounts paid are described in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

(2)
Reflects the performance units granted in 2016, which have a three year performance period ending December 31, 2018, and vest based on Relative TSR. Threshold assumes that 50% of the total performance units awarded vest and maximum assumes that 200% of the total performance units awarded vest. The amounts reported under "Modified Awards" reflect the remaining performance-vesting LP Units initially granted in fiscal 2015 in connection with the Reclassification that were modified on August 9, 2016 by removing the 3.00 times investment return condition and as a result, are now fully vested. See "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification".
(3)
August 9, 2016 is the date the Leverage Restoration Options and LP Units were modified. See "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification".
(4)
Reflects the RSUs granted in 2016.
(5)
Reflects options granted in February 2016 and the amounts reported under "Modified Awards" reflects the remaining performance-vesting Leverage Restoration Options initially granted in fiscal 2015 in connection with the Reclassification and that were modified on August 9, 2016 by removing the 3.00 times investment return condition and as a result, are now subject solely to time-vesting. See "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification."
(6)
Represents the grant date fair value of the performance units, RSUs and stock options granted in 2016 and the incremental fair value computed as of the modification date in connection with ASC 718 with respect to the LP Units and Leverage Restoration Options that were modified on August 9, 2016. The assumptions applied in determining the fair value of the awards are discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2016 Annual Report.

Employment Agreements

              Messrs. Hill, Rauh and Harris each have employment agreements and Messrs. Brady and Murphy have signed offers of employment. Their employment agreements and offers of employment provide for base salary subject to annual adjustment by the Board, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board. Generally, our employment agreements have an initial term of three years, unless earlier terminated and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by us or the executive not to renew.

    Thomas W. Hill

              Summit Holdings entered into an employment agreement with Mr. Hill, dated July 30, 2009, whereby Mr. Hill serves as the Chief Executive Officer of Summit Holdings and the Chief Executive Officer of the entity that served as the general partner of Summit Holdings prior to the consummation of the IPO. Mr. Hill also will continue to serve as a member of the Board so long as he serves in the foregoing capacities. Mr. Hill's employment agreement had an initial term equal to three years commencing on July 30, 2009, which is automatically extended for additional one-year periods, unless Summit Holdings or Mr. Hill provides the other party 60 days' prior written notice before the next extension date that the employment term will not be so extended. However, if Summit Holdings is dissolved pursuant to the terms of its limited partnership agreement, then the employment term shall automatically and immediately be terminated. On July 30, 2016, Mr. Hill's employment agreement was automatically extended for an additional year.

              Pursuant to the terms of his employment agreement, Mr. Hill's annual base salary is reviewed annually by the Board, and may be increased (but not decreased). His base salary in 2016 was $800,000. Mr. Hill is also eligible to earn an annual bonus of up to 140% of his base salary based upon the achievement of performance targets established by the Board within the first portion of each fiscal year during the employment term. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture affected by Summit Holdings during such fiscal year. Mr. Hill is also entitled to participate in Summit Holdings' employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

              Mr. Hill's employment agreement also provides for severance benefits following certain terminations of employment. See "Potential Payments Upon Termination or Change in Control" for a description of these provisions.

    Michael J. Brady

              Mr. Brady serves as Executive Vice President and Chief Business Development Officer. Under the employment arrangement between the Company and Mr. Brady, annual base salary in 2016 was $382,454. In addition, Mr. Brady is also eligible to earn an annual bonus of up to 60% of his base salary based upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term, and the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Brady is also entitled to participate in employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

    Brian J. Harris

              Summit Holdings entered into an employment agreement with Mr. Harris on December 3, 2013, for a period of employment beginning on October 14, 2013, pursuant to which Mr. Harris became our Chief Financial Officer. Mr. Harris's employment agreement has an initial term equal to three years, which will be automatically extended for additional one-year periods, unless Summit Holdings or Mr. Harris provides the other party with 60 days' prior written notice before the next extension date that the employment term will not be so extended. However, if Summit Holdings is dissolved pursuant to the terms of its limited partnership agreement, then the employment term shall automatically and immediately be terminated. On October 14, 2016, Mr. Harris' employment agreement was automatically extended for an additional year.

              Pursuant to the terms of his employment agreement, Mr. Harris's annual base salary is reviewed annually by the board, and may be increased (but not decreased). Mr. Harris's base salary for 2016 was $519,045. Mr. Harris is also eligible to earn an annual bonus of up to 75% of his base salary upon the achievement of performance targets established by the Board within the first portion of each fiscal year during the employment term, with a potential bonus of up to two times the target annual bonus for extraordinary performance. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Harris is also entitled to participate in Summit Holdings' employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

              Mr. Harris's employment agreement also provides for severance benefits following certain terminations of employment. See "Potential Payments Upon Termination or Change in Control" for a description of these provisions.

    Damian J. Murphy

              Mr. Murphy serves as an Executive Vice President and East Division President. Under the employment arrangement between Mr. Murphy and Summit Materials, LLC, Mr. Murphy's annual base salary is considered for adjustment in succeeding years. Mr. Murphy's annual base salary for 2016 was $378,525. In addition, Mr. Murphy is also eligible to earn an annual bonus of up to 60% of his base salary based upon the achievement of performance targets established by the Board within the first portion of each fiscal year during the employment term, and the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Murphy is also entitled to participate in employee benefit plans, on the same terms and conditions as are generally provided to similarly-situated employees of Summit Materials, LLC from time to time.

              Mr. Murphy's offer letter also provides for severance benefits following certain terminations of employment. See "Potential Payments Upon Termination or Change in Control" for a description of these provisions.

    Douglas C. Rauh

              Summit Holdings entered into an employment agreement with Mr. Rauh as of December 29, 2011, pursuant to which Mr. Rauh became our East Segment President. Effective April 1, 2013, Mr. Rauh assumed the role of Executive Vice President and Chief Operating Officer of the Company. His employment agreement otherwise remained in effect. Mr. Rauh's employment agreement has an initial term equal to three years commencing on January 1, 2012, which is automatically extended for additional one-year periods, unless Summit Holdings or Mr. Rauh provides the other party 60 days' prior written notice before the next extension date that the employment term will not be so extended. However, if Summit Holdings is dissolved pursuant to the terms of its limited partnership agreement, then the employment term shall automatically and immediately be terminated. On January 1, 2017, Mr. Rauh's employment agreement was automatically extended for an additional year.

              Pursuant to the terms of his employment agreement, Mr. Rauh's annual base salary is reviewed annually by the Board, and may be increased (but not decreased). Mr. Rauh's base salary for 2016 was $519,045. Mr. Rauh is also eligible to earn an annual bonus of up to 75% of his base salary based upon the achievement of performance targets established by the Board within the first portion of each fiscal year during the employment term, with a potential bonus of up to 90% of his base salary for extraordinary performance. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Rauh was entitled to a car allowance in the amount of $1,000 per month, in addition to reimbursement for Mr. Rauh's actual expenditures for gasoline, upon submission of appropriate documentation. Mr. Rauh's car allowance was eliminated in 2017 in connection with our elimination of all perquisites for our NEOs in 2017. Mr. Rauh is also entitled to participate in Summit Holdings' employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

              Mr. Rauh's employment agreement also provides for severance benefits following certain terminations of employment. See "Potential Payments Upon Termination or Change in Control" for a description of these provisions.

Outstanding Equity Awards at 2016 Fiscal Year-End

              A summary of the outstanding equity awards for each NEO as of December 31, 2016 is as follows:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Thomas W. Hill	3/11/15	139,795(3)	419,386	—	18.00	3/11/25	—	—	—	—
	3/11/15	29,463(4)	—	—	18.00	3/11/25	—	—	—	—
	2/24/16	—	71,938(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	43,145(7)	1,026,420	—	—
	2/24/16	—	—	—	—	—	—	—	22,226(8)	528,757
Michael J. Brady	3/11/15	44,247(3)	132,741		18.00	3/11/25	—	—	—	—
	3/11/15	6,852(4)	—	—	18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	2,896(5)	68,896	—	—
	2/24/16	—	13,498(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	8,096(7)	192,604	—	—
	2/24/16	—	—	—	—	—	—	—	4,171(8)	99,228
Brian J. Harris	3/11/15	25,300(3)	75,900	—	18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	19,976(5)	475,229	—	—
	2/24/16	—	28,395(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	17,030(7)	405,144	—	—
	2/24/16	—	—	—	—	—	—	—	8,773(8)	208,710
Damian J. Murphy	3/11/15	31,021(3)	93,063	—	18.00	3/11/25	—	—	—	—
	2/24/16	—	13,360(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	8,012(7)	7,988	—	—
	2/24/16	—	—	—	—	—	—	—	4,128(8)	98,205
Douglas C. Rauh	3/11/15	32,131(3)	96,394		18.00	3/11/25	—	—	—	—
	3/11/15	—	—	—	—	—	3,107(5)	73,716	—	—
	2/24/16	—	28,395(6)	—	17.07	2/24/26	—	—	—	—
	2/24/16	—	—	—	—	—	17,030(7)	405,144	—	—
	2/24/16	—	—	—	—	—	—	—	8,773(8)	208,710

(1)
Reflects the expiration date of the Leverage Restoration Options and stock options, which is ten years from the date of grant. The warrants expire on the tenth anniversary of the pricing of the Company's IPO. See "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification" for a description of these equity awards.
(2)
Amounts reported are based on the closing price of our Class A Common Stock on December 30, 2016 ($23.79), the last trading day of the fiscal year.
(3)
Reflects Leverage Restoration Options. Time-vesting Leverage Restoration Options vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification, subject to the employee's continued employment through the applicable vesting date. The performance condition on the 1.75 times investment return condition performance-vesting Leverage Restoration Options was achieved on July 19, 2016. As described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification," on August 9, 2016, our Board removed the 3.00 times investment return condition on the remaining performance-vesting Leverage Restoration Options. The performance-vesting Leverage Restoration Options continue to be subject to the same four-year time vesting condition as the time-vesting Leverage Restoration Options.
(4)
Reflects warrants issued in connection with the Reclassification as described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification." The warrants became exercisable on March 17, 2016.

(5)
Reflects time-vesting LP Units, which were reclassified from the time-vesting Class D-1 interests, 20% of which vest on the first anniversary of the legacy Class D-1 interests' grant date and the remaining 80% vest monthly over the four years following the first anniversary.
(6)
Reflects stock options which vest over three years in equal annual installments on the anniversary of the grant date.
(7)
Reflects RSUs which vest over three years in equal annual installments on the anniversary of the grant date.
(8)
Reflects performance units which vest according to Relative TSR at the end of a three-year performance period. In the table above, the number and market value of units that vest based on Relative TSR reflect threshold performance, because actual performance during the performance periods that have elapsed through December 31, 2016 was below threshold. The actual numbers of shares that will be distributed with respect to the 2016 performance units are not yet determinable.

2016 Option Exercises and Stock Vested

              The following table provides information regarding the amounts recognized by our NEOs upon the vesting of stock awards during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
Thomas W. Hill	1,081,499	21,640,794
Michael J. Brady	387,673	8,111,734
Brian J. Harris	285,036	5,703,570
Damian J. Murphy	170,104	3,403,781
Doug C. Rauh	425,865	8,521,559

(1)
Represents time-vesting LP Units, the performance-vesting LP Units that fully vested upon achievement of the 1.75 times investment return hurdle and the remaining performance-vesting LP Units that fully vested upon the removal of the 3.00 times investment return condition as described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification."
(2)
The value realized on vesting is based on the closing market price of our Class A common stock on the applicable vesting date.

2016 Non-Qualified Deferred Compensation

              The following table provides information regarding contributions, earnings and balances for our NEOs with respect to our DCP, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Brian J. Harris	173,015	—	7,753	—	180,768

(1)
These amounts are also reported in the "Salary" column for 2016 in the "Summary Compensation Table."
(2)
Amounts in this column are not reported as compensation for fiscal 2016 in the "Summary Compensation Table" since they do not reflect above-market or preferential earnings.
(3)
The DCP commenced in fiscal 2016 and therefore no amounts in this column have previously been reported in the "Summary Compensation Table."

              Pursuant to the DCP, an eligible participant may elect to defer up to 50% of such participant's base salary compensation (in 5% increments) and up to 100% of such participant's designated discretionary bonus award compensation and annual incentive award compensation (in 5% increments). Deferral elections are generally made by participants prior to the close of the taxable year preceding the taxable year for which the applicable compensation is earned. The DCP also permits Company-provided credits to participants' accounts, but no such credits are currently being made. Participants are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the DCP and may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used solely to measure the amounts of investment earnings or losses that will be credited or debited to the participants' accounts on the Company's books and records. Investment funds are valued each day that the NYSE is open for trading. Participant deferrals under the DCP and the earnings thereon are always 100% vested.

              The table below shows the funds that our NEOs invested in in 2016, and their rate of return from May 2016 (when we adopted the DCP) through December 31, 2016.

Name of Investment Fund	Rate of Return %
Columbia Dividend Income Y	4.75%
Janus Triton N	5.56%
Vanguard 500 Index Investor	7.48%
Vanguard Mid Cap Index Investor	7.16%
Vanguard Small Cap Index Inv	12.79%

              A DCP participant may elect, at the time of such participant's deferral elections, to receive benefit distributions upon (i) separation from service with the Company or (ii) following the earlier of (a) a specified date that occurs no earlier than at least three years from the end of the calendar year in which the deferred compensation is credited or (b) separation from service with the Company. Additionally, a DCP participant may elect, at the time of such participant's deferral elections, to receive benefit distributions in the form of (i) a single lump sum payment or (ii) for distributions following retirement, annual installments with an installment term of between two and 15 years. A participant may elect to change the benefit distribution date and/or form under certain circumstances specified in the DCP. In addition, in the event of certain unforeseeable emergencies, a participant may apply for immediate distribution in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. In the event of a participant's death or disability, the entire value of such participant's account will be distributed in a single lump sum.

Potential Payments Upon Termination or Change in Control

              The following table describes the potential payments and benefits under the Company's compensation and benefit plans and contractual agreements to which the NEOs would have been entitled assuming an eligible termination of employment or change in control occurred on December 30, 2016, the last business day of fiscal 2016. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described below under "Termination Provisions Under Employment Arrangements" and "Treatment of Long-Term Incentive Awards Upon Termination or Change in Control".

              The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of vested plan balances under our 401(k) savings plans.

				Long-Term Incentive Awards
Named Executive Officer	Cash Severance Payment ($)(1)	Pro-rata Bonus ($)	COBRA Benefit ($)(2)	LP Units ($)	Leverage Restoration Options ($)	RSUs ($)	Stock Options ($)	Performance Units ($)
Thomas W. Hill
Termination Without Cause or Constructive Termination	2,901,191	—	—	—	—	142,558	67,142	146,887
Change in Control	—	—	—	—	10,174,485	1,231,703	825,704	1,269,016
Termination Upon Death or Disability(3)	—	1,367,520	—	—	—	1,026,420	483,423	146,887
Michael J. Brady
Termination Without Cause or Constructive Termination	—	—	—	—	—	26,751	12,598	27,560
Change in Control	—	—	—	73,523	2,753,629	231,125	154,930	238,119
Termination Upon Death or Disability(3)	—	—	—	—	—	192,604	90,707	27,560
		—
Brian J. Harris
Termination Without Cause or Constructive Termination	978,249	—	17,784	—	—	56,270	26,502	57,975
Change in Control	—	—	—	504,319	1,401,448	443,257	254,362	456,687
Termination Upon Death or Disability(3)	—	469,087	17,784	—	—	405,144	190,814	57,975
Damian J. Murphy
Termination Without Cause or Constructive Termination	757,050	—	—	—	—	26,473	12,469	27,276
Change in Control	—	—	—	21,782	2,257,757	228,727	153,346	235,664
Termination Upon Death or Disability(3)	—	—	—	—	—	190,605	89,779	27,276
Douglas C. Rauh
Termination With Cause or other than a Constructive Termination	—	469,087	—	—	—	—	—	—
Termination Without Cause or Constructive Termination	978,249	—	12,430	—	—	56,270	26,502	57,975
Change in Control	—	—	—	88,699	2,338,565	486,172	325,918	500,903
Termination Upon Death or Disability(3)	—	469,087	18,644	—	—	405,144	190,814	57,975

(1)
Cash severance payment includes the following:
•
Mr. Hill – continued payment of his base salary until 18 months after the date of termination ($1,200,000) plus 1.5 times his annual bonus in respect of the fiscal year immediately preceding the year of termination ($1,701,191), payable in equal monthly installments for 18 months after the date of termination.
•
Mr. Harris – continued payment of his salary until 12 months after the date of termination ($519,045) plus his annual bonus in respect of the fiscal year immediately preceding the year of termination ($459,204), payable in equal monthly installments for 12 months after the date of termination.
•
Mr. Murphy – a payment equal to two years of base salary ($757,050), paid in accordance with normal payroll practices.
•
Mr. Rauh – continued payment of his base salary until 12 months after the date of termination ($519,045) plus his annual bonus in respect of the fiscal year immediately preceding the year of termination ($459,204), payable in equal monthly installments for 18 months after the date of termination.
(2)
Amounts represent 12 months of COBRA coverage for Mr. Harris and 12 months (termination without cause or constructive termination) or 18 months (termination upon death or disability) for Mr. Rauh. Amounts reported assume 2016 rates.
(3)
In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. If such benefits were triggered for the NEOs on December 30, 2016 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Hill ($500,000); Mr. Brady ($383,000); Mr. Harris ($525,000);Mr. Murphy ($629,000); and Mr. Rauh ($500,000).

Termination Provisions Under Employment Arrangements

    Thomas W. Hill

              If Mr. Hill's employment is terminated (i) by Summit Holdings with "cause" (as defined in his employment agreement) or (ii) by him other than as a result of a "constructive termination" (as defined in his employment agreement), he will be entitled to receive certain accrued amounts. If Mr. Hill's employment is terminated as a result of his death or "disability" (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Hill would have been entitled to receive for such year, payable when such annual bonus would have otherwise been payable to him had his employment not been terminated. If Mr. Hill's employment is terminated (i) by Summit Holdings without "cause" (other than by reason of death or "disability") or (ii) by him as a result of a "constructive termination," he will be entitled to receive certain accrued amounts and, subject to his continued compliance with certain restrictive covenants and his execution and non-revocation of a general release of claims, he will be entitled to receive (a) continued payment of his base salary in accordance with Summit Holdings' normal payroll practices, as in effect on the date of termination of his employment, until 18 months after the date of such termination and (b) an amount equal to one and one-half times his annual bonus in respect of the fiscal year immediately preceding the applicable year of termination of his employment, payable in equal monthly installments for 18 months after the date of such termination; provided that the aggregate amounts described in the foregoing clauses (a) and (b) shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements of Summit Holdings or its affiliates.

              In the event (i) that Mr. Hill elects not to extend the employment term or (ii) of a "dissolution" with a "negative return" (as such terms are defined in his employment agreement), unless Mr. Hill's employment is earlier terminated as described above, termination of Mr. Hill's employment shall be deemed to occur on the close of business on the earlier of the effective date of such "dissolution" or the day immediately preceding the next scheduled extension date, and Mr. Hill shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a "dissolution" with a "positive return" (as such term is defined in his employment agreement), Mr. Hill's employment shall be treated as terminated without "cause" effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of such "dissolution," and shall be entitled to receive the amounts and benefits for termination without "cause" described above.

              Pursuant to the terms of his employment agreement, Mr. Hill is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 18 months following termination of his employment for any reason; (iii) a covenant not to solicit clients, employees or consultants for a period of 18 months following termination of his employment for any reason; and (iv) a covenant not to disparage Summit Holdings or its affiliates while employed and at all times thereafter. However, if total equity investments by Summit Holdings are less than $200 million, there is a proposed "dissolution", and Mr. Hill's employment is not terminated for "cause" and Mr. Hill does not resign other than due to a "constructive termination" before the "dissolution" is completed (or such earlier time as determined by Summit Holdings), the applicable period in the clauses (ii) and (iii) of the foregoing sentence shall be 12 months following termination of his employment.

    Brian J. Harris

              If Mr. Harris' employment is terminated (i) by Summit Holdings with "cause" (as defined in his employment agreement) or (ii) by him other than as a result of a "constructive termination" (as defined in his employment agreement), he will be entitled to receive certain accrued amounts. If Mr. Harris' employment is terminated as a result of his death or "disability" (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Harris would have been entitled to receive for such year, payable when such annual bonus would have otherwise been payable to him had his employment not been terminated. If Mr. Harris' employment is terminated (i) by Summit Holdings without "cause" (other than by reason of death or "disability") or (ii) by him as a result of a "constructive termination," he will be entitled to receive certain accrued amounts and, subject to his continued compliance with certain restrictive covenants and his execution and non-revocation of a general release of claims, he will be entitled to receive (a) continued payment of his base salary in accordance with Summit Holdings' normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination, (b) an amount equal to Mr. Harris' annual bonus in respect of the fiscal year immediately preceding the applicable year of termination of his employment, payable in equal monthly installments for 12 months after the date of such termination, and (c) payment of COBRA health continuation coverage for the lesser of 12 months after the date of such termination or until Mr. Harris is no longer eligible for COBRA health continuation coverage under applicable law.

              In the event (i) that Mr. Harris elects not to extend the employment term or (ii) of a "dissolution" with a "negative return" (as such terms are defined in his employment agreement), unless Mr. Harris' employment is earlier terminated as described above, termination of Mr. Harris' employment shall be deemed to occur on the close of business on the earlier of the effective date of such "dissolution" or the day immediately preceding the next scheduled extension date, and Mr. Harris shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a "dissolution" with a "positive return" (as such term is defined in his employment agreement), Mr. Harris' employment shall be treated as terminated without "cause" effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of such "dissolution," and shall be entitled to receive the amounts and benefits for termination without "cause" described above.

              Pursuant to the terms of his employment agreement, Mr. Harris is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following termination of his employment for any reason; (iii) a covenant not to solicit clients, employees or consultants for a period of 12 months following termination of his employment for any reason; and (iv) a covenant not to disparage Summit Holdings or its affiliates while employed and at all times thereafter.

    Damian J. Murphy

              If Mr. Murphy's employment is terminated for any reason, he will be entitled to receive certain accrued amounts. If Mr. Murphy's employment is terminated without "cause" (as defined in his offer letter), subject to his execution and non-revocation of a general release and waiver, he will be entitled to a payment equal to two years of base salary, paid in accordance with normal payroll practices.

    Douglas C. Rauh

              If Mr. Rauh's employment is terminated (i) by Summit Holdings with "cause" (as defined in his employment agreement) or (ii) by him other than as a result of a "constructive termination" (as defined in his employment agreement), he will be entitled to receive certain accrued amounts. If Mr. Rauh's employment is terminated as a result of his death or "disability" (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts, (b) a pro rata portion of the annual bonus, if any, that Mr. Rauh would have been entitled to receive for such year, payable when such annual bonus would have otherwise been payable to him had his employment not been terminated, and (c) the costs of COBRA health continuation coverage for 18 months after the date of such termination (or, if shorter, until COBRA health continuation coverage ends under Summit Holdings' group health plan). If Mr. Rauh's employment is terminated (i) by Summit Holdings without "cause" (other than by reason of death or "disability") or (ii) by him as a result of a "constructive termination," he will be entitled to receive certain accrued amounts and, subject to his continued compliance with certain restrictive covenants and his execution and non-revocation of a general release of claims, he will be entitled to receive (a) continued payment of his base salary in accordance with Summit Holdings' normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination (the "Severance Period"), (b) an amount equal to Mr. Rauh's annual bonus in respect of the fiscal year immediately preceding the applicable year of termination of his employment, payable in equal monthly installments for 18 months after the date of such termination, and (c) the costs of COBRA health continuation coverage for 12 months after the date of such termination (or, if shorter, until COBRA health continuation coverage ends under Summit Holdings' group health plan); provided that the aggregate amounts described in the foregoing clauses (a), (b) and (c) shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements of Summit Holdings or its affiliates.

              In the event (i) Mr. Rauh elects not to extend the employment term or (ii) of a "dissolution" with a "negative return" (as such terms are defined in his employment agreement), unless Mr. Rauh's employment is earlier terminated as described above, termination of Mr. Rauh's employment shall be deemed to occur on the close of business on the earlier of the effective date of such "dissolution" or the day immediately preceding the next scheduled extension date, and Mr. Rauh shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a "dissolution" with a "positive return" (as such term is defined in his employment agreement), Mr. Rauh's employment shall be treated as terminated without "cause" effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of such "dissolution," and shall be entitled to receive the amounts and benefits for termination without "cause" described above.

              Pursuant to the terms of his employment agreement, Mr. Rauh is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following termination of his employment for any reason; (iii) a covenant not to solicit clients, employees or consultants for a period of 12 months following termination of his employment for any reason; and (iv) a covenant not to disparage Summit Holdings or its affiliates while employed and at all times thereafter (which non-disparagement covenant also applies to Summit Holdings and its affiliates).

Treatment of Long-Term Incentive Awards Upon Termination or Change in Control

              Each of the RSUs, stock options and performance units granted in 2016 is subject to restrictive covenants related to post-employment (i) employee, client and consultant non-solicitation and (ii) non-competition, in each case for 12 months following any termination of employment and indefinite covenants covering confidentiality and non-disparagement (participant only). Further, the equity awards and all proceeds therefrom are subject to the Company's clawback policy, as in effect from time to time, to the extent the participant is a director or "officer" as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended. Additional provisions regarding the treatment of the equity awards upon a termination of employment are outlined in the table below.

Award Type	Termination or Change in Control Provisions

Stock Options

•

Death or Disability:    Unvested portion will immediately vest; vested stock options remain exercisable for one year thereafter.(1)

•

Retirement(2):    Unvested portion will continue to vest according to the original vesting schedule; vested stock options remain exercisable for five years after the later of (i) the termination date and (ii) the date the option becomes vested and exercisable.

•

Constructive Termination(3) / By the Company Without Cause:    Prorated portion of the number of options that would otherwise vest on the next applicable vesting date will immediately vest(4); vested stock options remain exercisable for three months thereafter.

•

Change in Control:    Accelerated only if not continued, converted, assumed, or replaced by the Company or successor entity or if employment is terminated by the Company or successor entity without cause or as a result of a "constructive termination" during the two-year period following a change in control; vested stock options remain exercisable for three months thereafter.

•

By the Company For Cause / by Participant When Grounds for Cause Exist:    Vested and unvested portions are forfeited.

RSUs

•

Death or Disability:    Unvested portion will immediately vest.

•

Retirement:    Unvested portion will continue to vest according to the original vesting schedule.

•

Constructive Termination / By the Company Without Cause:    Prorated portion of the number of RSUs that would otherwise vest on the next applicable vesting date will immediately vest.

•

Change in Control:    Accelerated only if not continued, converted, assumed, or replaced by the Company or successor entity or if employment is terminated by the Company or successor entity without cause or as a result of a "constructive termination" during the two-year period following a change in control.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

Award Type	Termination or Change in Control Provisions

Performance Units

•

Death or Disability(5): Prorated portion will vest at the end of the performance period, based on actual performance.

•

Retirement:    Prorated portion will vest at the end of the performance period, based on actual performance.

•

Constructive Termination / By the Company Without Cause:    Prorated portion will vest at the end of the performance period, based on actual performance.

•

Change in Control:    (i) Full vesting at target only if not continued, converted, assumed, or replaced by the Company or successor entity and (ii) pro-rata vesting at target if terminated by the Company or successor entity without cause or as a result of a "constructive termination" during the two-year period following a change in control.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

Pre-IPO Leverage Restoration Options

•

Death or Disability:    Unvested portion is forfeited; vested stock options remain exercisable for one year thereafter.

•

Retirement:    Unvested portion is forfeited; vested stock options remain exercisable for three months thereafter.

•

Construction Termination / By the Company Without Cause:    Unvested portion is forfeited; vested stock options remain exercisable for three months thereafter.

•

Change in Control:    Unvested portion will immediately vest; vested stock options remain exercisable for three months thereafter.

•

By the Company For Cause / by Participant When Grounds for Cause Exist:    Vested and unvested portions are forfeited.

Pre-IPO LP Units

•

Death or Disability:    Unvested portion is forfeited.

•

Retirement:    Unvested portion is forfeited.

•

Construction Termination / By the Company Without Cause:    Unvested portion is forfeited.

•

Change in Control:    Unvested portion will immediately vest.

•

By the Company For Cause:    Unvested portion is forfeited.

(1)
Stock options do not remain exercisable past the original expiration date. In addition, the exercisability period expires immediately upon the occurrence of a "restrictive covenant violation" (as defined in the award agreement).
(2)
"Retirement" is defined in the February 2016 equity awards as termination of employment, other than for cause or while grounds for cause exist, and other than due to the participant's death or disability, following the date on which (i) the participant attains age 62 and (ii) the number of completed years of employment with the Company and its affiliates is at least five. For stock options and RSUs, continuation of vesting after termination of employment is subject to the non-occurrence of a "restrictive covenant violation".
(3)
"Constructive termination" is generally defined in the February 2016 equity awards as (i) having the meaning set forth in any employment agreement entered into by and between the participant and the Company or an affiliate, or (ii) if no such agreement exists, any of the following, without the participant's prior written consent: (a) a material reduction in base salary or, to the extent applicable, target bonus opportunity (other than in connection with an across-the-board reduction in compensation of similarly-situated employees of, on an individual-by-individual basis, less than 10%), (b) a material diminution of authority, duties, or responsibilities, (c) a relocation of the participant's primary place of business by more than 50 miles from its then-current location, or (d) any material breach by the Company of any written agreement relating to the participant's compensation (including any equity awards). "Constructive termination" provisions are limited to the Chief Executive Officer and his direct reports.

(4)
Prorated based on the number of days in the applicable year or in the performance period, as applicable, that have elapsed prior to termination of employment.
(5)
Vesting of the prorated portion at the end of the performance period is subject to the non-occurrence of a "restrictive covenant violation", in the case of each applicable termination scenario.

Director Compensation

              In 2016, we paid compensation only to our directors who were not employed by us or Blackstone for their services as directors. In 2016, these directors received annual cash compensation of $100,000 and an equity award valued at $100,000. The chairperson of the Board received an additional $150,000 in cash compensation and the respective chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (unless such chairperson is also the chairperson of the Board) receive an additional $15,000, $10,000 and $10,000, respectively. Directors who were not employed by us may also receive compensation, from time to time, for service on any special committees of the Board. We reimburse our directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

              During 2016, directors who were not employed by us or Blackstone received an annual award of RSUs valued at $100,000. A grant of 6,414 RSUs was made to each of Messrs. Lance, Gardner and Murphy and Ms. Wade, on February 24, 2016. A grant of 4,647 RSUs was made to Mr. Cantie on May 26, 2016. A grant of 4,625 RSUs was made to Mr. Wunning on August 9, 2016. The RSUs were granted under the Omnibus Incentive Plan, and the terms thereof are outlined in the table below. Further, the RSU awards are subject to the Company's clawback policy, as in effect from time to time.

Award Type	Vesting	Termination or Change in Control Provisions
RSUs	Vest on the first anniversary of the date of grant

•

Death or Disability / By the Company Without Cause:    Unvested portion will immediately vest.

•

Retirement(1) / Declining to Stand for Re-election to Our Board(2):    Prorated portion immediately vests; settled at such time as would have been settled according to the original vesting schedule.

•

Change in Control:    Accelerated only if not continued, converted, assumed or replaced by the Company or successor entity.

•

By the Company For Cause:    Vested and unvested portions are forfeited.

(1)
"Retirement" is defined in the director form of RSU award agreement as a director's resignation from service on our Board (other than due to death or disability or termination by the Company without cause) prior to the expiration of such director's term and on or after the date such director attains age 70.
(2)
In each case, as of or after the regular annual meeting of stockholders for the calendar year which includes the date of grant.

              Following the November 2016 secondary offering of Blackstone's shares of our Class A Common Stock, Blackstone ceased to hold any LP Units or shares of our Class A Common Stock. In connection with Blackstone's exit, the Board determined it was appropriate to begin paying compensation to directors who are employed by Blackstone in fiscal 2017.

Director Compensation Table

              The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total Compensation
Howard L. Lance (3)	$250,000	$109,487	$—	$359,487
Joseph S. Cantie(4)	62,500	79,324	—	141,824
Ted A. Gardner	100,000	109,487	—	209,487
Julia C. Kahr(5)	—	—	—	—
John R. Murphy	115,000	109,487	—	245,102
Neil P. Simpkins	—	—	—	—
Anne K. Wade	100,000	109,487	—	209,487
Steven H. Wunning(4)	40,385	78,949	—	119,334

(1)
The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted in fiscal 2016, computed in accordance with ASC 718, utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2016 Annual Report. As of December 31, 2016, the aggregate number of unvested RSUs held by our directors was as follows: Mr. Lance, 6,414 RSUs; Mr. Cantie, 4,647 RSUs; Mr. Gardner, 6,414 RSUs; Mr. Murphy, 6,414 RSUs; Ms. Wade, 6,414 RSUs; and Mr. Wunning, 4,625 RSUs. As described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification," in connection with the IPO, Class D interests were converted to time-vesting LP Units. As of December 31, 2016, Messrs. Lance and Murphy each held 44,296 and 1,198 unvested LP Units, respectively. Time-vesting LP Units held by our directors have the same vesting terms as those held by our NEOs and described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification".
(2)
We did not make any option awards to directors in fiscal 2016. As described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification," we issued time-vesting Leverage Restoration Options and warrants in fiscal 2015 in connection with the Reclassification. As of December 31, 2016, Messrs. Lance and Murphy each held 246,611 and 10,220 time-vesting Leverage Restoration Options, respectively. Time-vesting Leverage Restoration Options held by our directors have the same vesting terms as those held by our NEOs and described in "Compensation Discussion and Analysis—Pre-IPO Long-Term Incentive Modification." As of December 31, 2016, a limited liability company controlled by Mr. Gardner held 27,408 warrants, which became exercisable on March 17, 2016.
(3)
Since Mr. Lance is the chairperson of the Board, he does not receive additional fees for his service as chairperson of the Nominating and Corporate Governance Committee.
(4)
Messrs. Cantie and Wunning were appointed to the Board on May 26, 2016 and August 9, 2016, respectively, and the amounts reported under "Fees Earned or Paid in Cash" reflects the portion of each of their annual cash retainer for service on the Board earned in fiscal 2016 from the applicable start date.
(5)
Ms. Kahr resigned from the Board effective February 28, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Exchange Agreement

              In connection with the IPO, we entered into an Exchange Agreement with the holders of LP Units pursuant to which each holder of LP Units (and certain permitted transferees thereof) may, subject to the terms of the Exchange Agreement, exchange their LP Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement also provides that a holder of LP Units will not have the right to exchange LP Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company or its subsidiaries to which such holder may be subject. The Company may impose additional restrictions on exchange that it determines to be necessary or advisable so that Summit Holdings is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LP Units for shares of Class A Common Stock, the number of LP Units held by the Company is correspondingly increased as it acquires the exchanged LP Units. In accordance with the Exchange Agreement, any holder who surrenders all of its LP Units for exchange must concurrently surrender all shares of Class B Common Stock held by it (including fractions thereof) to the Company.

Registration Rights Agreement

              In connection with the IPO, we entered into a registration rights agreement with our pre-IPO owners and the former holders of Class B Units of Continental Cement Company, L.L.C. (the "Former CCC Minority Holders") pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the "Securities Act"), the offering of shares of Class A Common Stock delivered in exchange for LP Units. Under the registration rights agreement, we agreed to register the exchange of LP Units for shares of Class A Common Stock by our pre-IPO owners. In addition, Blackstone had the right to request an unlimited number of "demand" registrations and had customary "piggyback" registration rights. The Former CCC Minority Holders had the right to request one "demand" registration and had customary piggyback registration rights.

Tax Receivable Agreement

              In connection with the IPO, we entered into a tax receivable agreement with the holders of LP Units and certain other indirect pre-IPO owners (the "Investor Entities") that provides for the payment by the Company to exchanging holders of LP Units of 85% of the cash savings in income tax, if any, that the Company realizes as a result of (i) the increases in tax basis resulting from exchanges of LP Units and (ii) our utilization of certain net operating losses of the Investor Entities described above and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The Company expects to benefit from the remaining 15% of cash savings, if any, in income tax savings it realizes. For purposes of the tax receivable agreement, the cash savings in income tax are computed by comparing the actual income tax liability of the Company (calculated with certain assumptions) to the amount of such taxes that the Company would have been required to pay had there been no increase to the tax basis of the assets of Summit Holdings as a result of the exchanges and no utilization of net operating losses of the Investor Entities and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or the Company breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if the Company had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increases in tax basis as a result of an exchange, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Summit Holdings at the time of each exchange;

  •
  the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Summit Holdings, is directly proportional to the price of shares of our Class A Common Stock at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

  •
  the amount of net operating losses—the amount of net operating losses of the Investor Entities at the time of any applicable merger or contribution transaction will impact the amount and timing of payments under the tax receivable agreement; and

  •
  the amount and timing of our income—the Company is required to pay 85% of the cash tax savings as and when realized, if any. If the Company does not have taxable income, the Company is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings would have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax savings that will result in payments under the tax receivable agreement.

              We anticipate that we will account for the effects of these increases in tax basis and payments for such increases under the tax receivable agreement arising from exchanges as follows:

  •
  we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

  •
  to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

  •
  we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

              All of the effects of changes in any of our estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

              We expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of Summit Holdings and our possible utilization of net operating losses, the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to the Company by Summit Holdings are not sufficient to permit the Company to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of LP Units.

              In addition, the tax receivable agreement provides that upon certain changes of control, the Company's (or its successor's) obligations with respect to exchanged or acquired LP Units (whether exchanged or acquired before or after such transaction) and other recipients would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. With respect to previously exchanged or acquired LP Units, we would be required to make a payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits determined using assumptions (ii) through (v) of the following paragraph.

              Furthermore, the Company may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including that (i) any LP Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A Common Stock at the time of termination, (ii) the Company will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (iii) the Company will have sufficient taxable income to fully utilize any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination and (v) certain non-amortizable assets are deemed disposed of within specified time periods. Based upon a $23.79 share price of our Class A Common Stock, which was the closing price on December 30, 2016, and assuming that LIBOR was 1.69%, we estimate that if the Company were to exercise its termination right, the aggregate amount of these termination payments would be approximately $473 million. The foregoing number is merely an estimate and the actual payments could differ materially.

              As a result of the change in control provisions and the early termination right, the Company could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the tax receivable agreement (although any such overpayment would be taken into account in calculating future payments, if any, under the tax receivable agreement) or that are prior to the actual realization, if any, of such tax benefits. Also, the obligations of the Company would be automatically accelerated and be immediately due and payable in the event that the Company breaches any of its material obligations under the agreement and in certain events of bankruptcy or liquidation. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

              Decisions made by our pre-IPO owners may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner's tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

              Payments under the tax receivable agreement are based on the tax reporting positions that we will determine. The Company will not be reimbursed for any payments previously made under the tax receivable agreement if the tax basis increases or our utilization of net operating losses are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the Company's cash tax savings.

Stockholders' Agreement

              In connection with the IPO, we entered into a stockholders' agreement with Blackstone. This agreement required us to, among other things, nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders based on the percentage of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting beneficially owned by our pre-IPO owners and their affiliates. Following Blackstone's most recent secondary offering in November 2016, it is no longer entitled to nominate a Sponsor Director pursuant to the stockholders' agreement. Blackstone did not exercise its right under the stockholders' agreement to designate Sponsor Directors.

              The stockholders' agreement also entitles the Investor Entities to require us to implement either (x) the contribution of interests in the Investor Entities for an aggregate number of shares of Class A Common Stock that is equal to the number of LP Units held by such Investor Entity along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution or (y) the merger of the applicable Investor Entity into the Company with the Company surviving in exchange for a number of shares of Class A Common Stock that is equal to the number of LP Units along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution.

Summit Materials Holdings L.P. Amended and Restated Limited Partnership Agreement

              The Company holds LP Units in Summit Holdings and is the sole general partner of Summit Holdings. Accordingly, the Company operates and controls all of the business and affairs of Summit Holdings and, through Summit Holdings and its operating entity subsidiaries, conducts our business.

              Pursuant to the limited partnership agreement of Summit Holdings, the Company has the right to determine when distributions will be made to holders of LP Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LP Units pro rata in accordance with the percentages of their respective limited partnership interests.

              No distributions will be made in respect of unvested LP Units and instead such amounts will be distributed to holders of vested LP Units pro rata in accordance with their vested interests. If, from time to time, an unvested LP Unit becomes vested, then, on the next distribution date, all amounts that would have been distributed pro rata in respect of that LP Unit if it had been vested on prior distribution dates will be required to be "caught up" in respect of that LP Unit before any distribution is made in respect of other vested LP Units.

              The holders of LP Units, including the Company, incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for tax distributions to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. These tax distributions are generally only paid to the extent that other distributions made by Summit Holdings were otherwise insufficient to cover the estimated tax liabilities of all holders of LP Units. In general, these tax distributions are computed based on our estimate of the net taxable income of Summit Holdings allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). In the year ended December 31, 2016, Summit LLC paid distributions to Summit Holdings totaling $39.7 million, of which $13.0 million was distributed to Summit Holdings' partners, other than the Company, and of which $26.7 million was paid to the Company.

              The limited partnership agreement of Summit Holdings also provides that substantially all expenses incurred by or attributable to the Company, but excluding obligations incurred under the tax receivable agreement by the Company, income tax expenses of the Company and payments on indebtedness incurred by the Company, will be borne by Summit Holdings.

              The Company as the general partner may (i) at any time, require all holders of LP Units, other than holders who are current employees or service providers, to exchange their units for shares of our common stock or (ii) with the consent of partners in Summit Holdings whose vested interests exceed 66 2/3% of the aggregate vested interests in Summit Holdings, require all holders of interests in Summit Holdings to transfer their interests, provided that the prior written consent of each holder that is an affiliate of Blackstone affected by any such proposed transfer will be required. These provisions are designed to ensure that the general partner can, in the context of a sale of the Company, sell Summit Holdings as a wholly-owned entity subject to the approval of the holders thereof, including specific approval by any Blackstone affiliates then holding such units. For so long as affiliates of Blackstone collectively owned at least 5% of the outstanding LP Units, the consent of each Blackstone holder was required to amend the limited partnership agreement.

Indemnification Agreements

              We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

              There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Warrant Issuances

              In connection with the modification of the capital structure of Summit Holdings at the time of our IPO, we issued warrants to purchase an aggregate of 160,333 shares of Class A Common Stock to limited partners of Summit Holdings who held Class C limited partnership interests of Summit Holdings. Holders of the Class C limited partnership interests include Thomas W. Hill, a limited liability company controlled by Ted A. Gardner, and Michael J. Brady, who received warrants to purchase 29,463, 27,408, and 6,852 shares of Class A Common Stock, respectively. The warrants were issued in substitution for part of the economic benefit of the Class C interests that was not reflected in the conversion of the Class C interests to LP Units. The exercise price of the warrants is equal to the IPO price of $18.00 per share. The warrants became exercisable from and after March 17, 2016 and will expire on March 11, 2025.

Commercial Transactions with Sponsor Portfolio Companies

              Our former sponsors Blackstone and Silverhawk and their respective affiliates have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements was material to us in the year ended December 31, 2016.

Other

              Thomas A. Beck, the President of our Cement Division, through the Thomas A. Beck Family, LLC (the "Beck LLC"), is a party to a Contribution and Purchase Agreement, dated December 18, 2015 that we entered into with the Former CCC Minority Holders (the "Contribution and Purchase Agreement"). In connection with the Contribution and Purchase Agreement, on March 17, 2015, Summit Holdings issued to the Former CCC Minority Holders $15.0 million in aggregate principal amount of non-interest bearing notes payable over six years. The pro rata share of the $15.0 million in notes that is due to the Beck LLC is $208,344, payable in six equal annual installments of $34,724.08 on each anniversary of March 17, 2015. During 2016, the first installment on the notes was paid to the Beck LLC. In addition, during 2016, tax distributions to the Beck LLC in connection with Mr. Beck's interest in the Contribution and Purchase Agreement totaled $10,679.

              Blackstone Advisory Partners L.P., an affiliate of The Blackstone Group L.P., served as an initial purchaser of $18.75 million of the 8.500% senior notes due 2022 issued in March 2016, and received compensation in connection therewith.

Statement of Policy Regarding Transactions with Related Persons

              We have adopted a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any "related person transaction" (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2016, our officers, directors, and greater-than-10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act.

EXPENSES OF SOLICITATION

              The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation. We have hired Okapi Partners LLC to assist in the solicitation of proxies, who will receive a fee of $15,000, plus reasonable out-of-pocket costs and expenses, for its services. Broadridge will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials.

OTHER MATTERS

              As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

              Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Chief Legal Officer & Secretary of Summit Materials, Inc., at Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202, and must be received no later than November 30, 2017. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

              In addition, our Bylaws include advance notice provisions that require stockholders wishing to bring nominations for directors or other business before an annual meeting to provide proper notice in accordance with the terms of the advance notice provisions. The Bylaws' advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8.

              The Bylaws' advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2018 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of the Company no earlier than January 17, 2018 and no later than February 16, 2018. However, if we hold the 2017 Annual Meeting of Stockholders more than 30 days before, or more than 70 days after, the anniversary of the 2016 Annual Meeting date, then the information must be received no earlier than the

120th day prior to the 2017 Annual Meeting date, and not later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting date or (ii) the tenth day after public announcement of the 2017 Annual Meeting date. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

              We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
AND PROXY STATEMENT

              A copy of the 2016 Annual Report accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one Annual Report and Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, from the Company. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2016 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

              If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

              If you would like an additional copy of the 2016 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting "Annual Reports and Proxies" at www.proxyvote.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-579-1639. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

              If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery directly with their bank, brokerage firm, or other nominee. Electronic delivery of stockholder communications helps save the Company money by reducing printing and postage costs.

ANNEX A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

              The tables below reconcile our net income to Adjusted EBITDA for the year ended December 31, 2016 and January 2, 2016.

	Year ended
	December 31, 2016	January 2, 2016
Reconciliation of Net Income to Adjusted EBITDA
Net income	$46,126	$1,484
Interest expense	97,536	84,629
Income tax benefit	(5,299)	(18,263)
Depreciation, depletion and amortization	147,736	118,321
EBITDA	$286,099	$186,171

Accretion	1,564	1,402
IPO/ Legacy equity modification costs	37,257	28,296
Loss on debt financings	—	71,631
Tax receivable agreement expense	14,938	—
Income from discontinued operations	—	(2,415)
Transaction costs	6,797	9,519
Management fees and expenses	(1,379)	1,046
Non-cash compensation	12,683	5,448
Loss (gain) on disposal and impairment of assets	3,805	(16,561)
Other	9,583	2,991

Adjusted EBITDA	$371,347	$287,528

(1)
Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.

              The table below reconciles our net income attributable to Summit Materials, Inc. to adjusted net income for the year ended December 31, 2016 and January 2, 2016.

	December 31, 2016	January 2, 2016
	Net Income	Net Income
Reconciliation of Net Income to Adjusted Net Income
Net income attributable to Summit Materials, Inc.	$36,783	$27,718
Adjustments:
Net income attributable to noncontrolling interest	9,327	(24,408)
IPO/ Legacy equity modification costs	37,257	28,296
Tax receivable agreement expense	14,938	—
Loss on debt financings, net of tax	—	59,696
Gain on transfer of Bettendorf assets	—	(16,561)

Adjusted diluted net income	$98,305	$74,741

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Broadridge Corporate Issuer Solutions C/O Summit Materials, Inc. PO Box 1342 Brentwood, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote "FOR" the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 1a Ted A. Gardner 1b John R. Murphy 1c Steven H. Wunning The Board of Directors recommends you vote "FOR" proposals 2 and 3. 2Ratification of the appointment of KPMG LLP as our independent auditors for 2017. For 0 0 Against 0 0 Abstain 0 0 3Nonbinding advisory vote on the compensation of our named executive officers for 2016. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000324555_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com SUMMIT MATERIALS, INC. Annual Meeting of Stockholders May 17, 2017 8:00 A.M. Mountain Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Thomas W. Hill, Anne Lee Benedict, and Brian J. Harris, and each of them, each with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Summit Materials, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. Mountain Time on May 17, 2017, at the offices of Summit Materials, Inc., 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" all portions of items (1), (2), and (3); and in the proxies' discretion on any other matters coming before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side 0000324555_2 R1.0.1.15